   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1999.


                                                      REGISTRATION NO. 333-68307

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 1


                                       TO

                                   Form SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                       COMMUNITY CAPITAL BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)


           GEORGIA                             6021                           58-2413468
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
     of incorporation or           Classification Code Number)           Identification No.)
        organization)



            P.O. DRAWER 71269, ALBANY, GEORGIA 31708  (912) 446-2265

         (Address, and telephone number of principal executive offices)

           2815 MEREDYTH DRIVE, ALBANY, GEORGIA 31707  (912) 446-2265
(Address of principal place of business or intended principal place of business)
                      ------------------------------------

                                                                            COPIES TO:
             ROBERT E. LEE                       KATHERINE M. KOOPS, ESQ.                  WALTER E. JOSPIN, ESQ.
   COMMUNITY CAPITAL BANCSHARES, INC.     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP            TROUTMAN SANDERS LLP
            430 TIFT AVENUE               191 PEACHTREE STREET, N.E., 16TH FLOOR   600 PEACHTREE STREET, N.E., SUITE 5200
         ALBANY, GEORGIA 31701                    ATLANTA, GEORGIA 30303                   ATLANTA, GEORGIA 30308
             (912) 446-2265                           (404) 572-6600                           (404) 885-3107
(Name, address, and telephone number, of
            agent for service)

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      PRELIMINARY PROSPECTUS DATED           , 1999; SUBJECT TO COMPLETION

                                1,000,000 SHARES
                       COMMUNITY CAPITAL BANCSHARES, INC.

                      A Proposed Bank Holding Company for

                   ALBANY BANK & TRUST N.A. (IN ORGANIZATION)

                                  COMMON STOCK

                         ------------------------------


     Community Capital Bancshares, Inc. is offering shares of its common stock to organize Albany Bank & Trust N.A., a proposed new national bank. We will be the holding company and sole shareholder of Albany Bank after it is organized. This is a firm commitment underwriting. Prior to this offering, there has been no public market for the shares. We expect that quotations for the common stock will be reported on the Nasdaq OTC Bulletin Board under the symbol "ALBY."



     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.


                         ------------------------------


                                                              PER SHARE       TOTAL
                                                              ---------       -----
Public offering price.....................................     $10.00      $10,000,000
Underwriting discount.....................................     $  .64      $   638,000
Proceeds to the company, before expenses..................     $ 9.36      $ 9,362,000



     The underwriter has the right to purchase up to an additional 150,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The underwriter has the right to reject orders in whole or in part and withdraw, cancel or modify the offer without notice.


                         ------------------------------

                            INTERSTATE/JOHNSON LANE
                                     CORPORATION


                The date of this prospectus is           , 1999.

 [INSERT A MAP DEPICTING ALBANY BANK'S LOCATION WITHIN A MAP OF GEORGIA SHOWING
               DOUGHERTY AND LEE COUNTIES AND THE CITY OF ALBANY]

                                    SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus.


IN GENERAL


     Community Capital is a Georgia corporation that was incorporated on August 19, 1998 to organize and serve as the holding company for Albany Bank, a proposed national bank. Albany Bank will operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Dougherty County, including the City of Albany, and adjacent Lee County in Georgia. After receiving all necessary regulatory approvals, we anticipate beginning operations out of a temporary facility in the spring of 1999 and expect construction of our permanent facility to be completed in the fall of 1999.


THE ALBANY MARKET


     We believe the Albany market presents a growing and highly diversified economic environment that will support the formation of Albany Bank. Albany serves as the commercial, retail and major medical center for communities in Southwest Georgia and is considered the key economic focal point of the Dougherty/Lee County area. According to National Decision Systems, the population within the 30-mile radius surrounding Albany is expected to grow approximately 9.4% from 170,000 in 1990 to 186,000 by 2002. We anticipate that the deposit base in the Dougherty/Lee County area will grow as Albany's population and economic activity continue to increase.



     We believe an attractive opportunity exists in the Albany market for a locally headquartered community bank that focuses on personalized service to individuals and businesses located within the community. Over the past few years, the banking industry in Southwest Georgia, including Albany, has been consolidating. Since 1995, the following financial institutions have entered the Albany market through the acquisition of community banks located in Albany:
BankAmerica Corp., the largest bank in the United States, headquartered in Charlotte, North Carolina; Regions Financial Corp., a $35 billion institution headquartered in Birmingham, Alabama; and ABC Bancorp, approximately a $700 million institution headquartered in Moultrie, Georgia. At least 11 financial institutions currently operate within the Dougherty/Lee County area. As a result of these acquisitions, no community bank remains headquartered in Dougherty or Lee County.



     Acquisitions of community banks by larger regional banks often result in the dissolution of local boards of directors and in significant turnover in management and customer service personnel who possess extensive banking experience and strong ties to the local community. We believe that we have a unique opportunity to attract and retain experienced and talented individuals who are familiar with the banking needs of the local community. Bank mergers and acquisitions also necessitate the consolidation of data processing systems which often create disruptions in customer service. As the only community bank headquartered in Albany, we will offer convenient service, local decision-making and competitive loans. Additionally, by focusing our operations on the community we serve, we believe that we will be able to respond to changes in the Albany market more quickly than large, centralized institutions.

PRODUCTS AND SERVICES


     We plan to offer our products and services through high quality, personalized delivery systems while providing our customers with the financial sophistication and array of products typically offered by a larger bank. Albany Bank's lending services will include consumer loans to individuals, commercial loans to small to medium-sized businesses and professional concerns and real estate-related loans. Albany Bank will offer a broad array of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we will also provide cash management services, safe-deposit boxes, travelers checks, direct deposit, automatic drafts, and courier services to commercial customers. We intend to offer our services through a variety of delivery systems including branch offices, automated teller machines, telephone banking and Internet banking.


DIRECTORS AND OFFICERS


     Our management team includes individuals who have significant experience in the banking industry in Georgia. Robert E. Lee is the President of Community Capital and will serve as the President and the Chief Executive Officer of Albany Bank. He has held numerous senior banking positions in Southwest Georgia during his 25-year banking career, including Executive Vice President and Chief Financial Officer of First State Corporation (which was recently acquired by Regions Financial Corporation) prior to our organization. Charles M. Jones, III, the Chairman of the Board of Directors and Chief Executive Officer of Community Capital, and David C. Guillebeau, who will be the Chief Lending Officer of Albany Bank, collectively have over 30 years of experience in the banking and lending industries and are both natives of Southwest Georgia. Albany Bank also intends to hire a Chief Financial Officer, a Vice President of Commercial Real Estate and a Vice President of Consumer Lending, all of whom are expected to possess significant experience in their respective positions and within the Albany market area.



     The Board of Directors of Community Capital consists of 15 organizers who will also be the directors of Albany Bank. All of the directors are residents of the Dougherty/Lee County area and are active participants in the community. The directors intend to utilize their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community. The directors and executive officers intend to purchase approximately 280,000 shares of common stock, representing an amount equal to 28% of the shares of stock to be outstanding after this offering. The directors' financial interest in Community Capital should encourage active participation in growing our franchise. See "Management" (page 37).

BUSINESS STRATEGY


     Our strategy as an independent bank holding company will be carried out through the operations and growth of Albany Bank. In an effort to emphasize prompt, responsive service to our target customers and expand our presence in the Albany market, our strategies are to:


     Operating Strategy:


     - Hire and retain highly experienced and qualified banking personnel.



     - Provide individualized attention with local decision-making authority.



     - Capitalize on the directors' and officers' diverse community involvement and business experience.



     - Establish a community identity.



     - Implement an aggressive marketing program.


     Growth Strategy:


     - Leverage our position as the only community bank headquartered in Albany.



     - Open additional branch offices in downtown/east Albany, the southern portion of Lee County and other strategic locations as appropriate.



     - Seek to hire employees with established customer relationships.


     - Construct a building that will support the hiring of additional lending officers and the addition of other departments, such as a mortgage banking department.


     - Utilize technology and strategic outsourcing to provide a broad array of banking products and services.


     - Evaluate strategic acquisition opportunities on an ongoing basis.

EXECUTIVE OFFICES


     Our offices will be located at 2815 Meredyth Drive, Albany, Georgia 31707. Until we begin operations, our offices will be located at 430 Tift Avenue, Albany, Georgia 31701. Our telephone number is (912) 446-2265.

                                  THE OFFERING


Common stock offered............    1,000,000 shares of Community Capital common
                                    stock



Common stock to be outstanding
  after the offering............    1,000,000 shares



Use of proceeds.................    To capitalize Albany Bank, to pay
                                    organizational, offering and pre-opening expenses, to construct Albany Bank's main office and to provide working capital for Community Capital to be used for business purposes, including making loans and other investments. See "Use of Proceeds" (page
                                    15).



Proposed trading symbol.........    "ALBY"



     The number of shares of common stock offered does not include the exercise of the underwriter's over-allotment option to purchase up to 150,000 additional shares of the common stock. The number of shares to be outstanding after the offering does not include up to 225,000 shares of common stock issuable upon the exercise of the warrants issued to the organizers or 90,000 shares of common stock issuable upon the exercise of options that have been or may be granted under the Community Capital's stock incentive plan. See "Executive Compensation" (page 44).

                                  RISK FACTORS


     An investment in the common stock involves a significant degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in the common stock.



     The following paragraphs describe all of the material risks of an investment in the common stock. You should also carefully read the cautionary statement following the Risk Factors regarding the use of forward-looking statements.



WE HAVE NO OPERATING HISTORY, WE ANTICIPATE LOSSES AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY



     Albany Bank's proposed operations are subject to the risks inherent in establishing a new business and, specifically, to those of opening a new bank. Certain of these inherent risks, including the lack of an operating history, the anticipation of losses and the potential inability to implement business strategies, are discussed in more detail below.



     NO OPERATING HISTORY. Neither Community Capital nor Albany Bank has any operating history on which to base any estimate of their future earning prospects. Community Capital was only recently formed, and Albany Bank will not receive final approval from the Office of the Comptroller of the Currency to begin operations until after this offering is completed. Consequently, you will not have access to historical information that would be helpful in deciding whether to invest in Community Capital.



     ANTICIPATED LOSSES. Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. Additionally, many of Albany Bank's loans initially will be unseasoned -- new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories, and as a result, management will not be able to evaluate reliably the quality of the loan portfolio until that time. Our profitability will depend on Albany Bank's profitability, and we can give no assurance that Albany Bank will ever operate profitably. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" (page
19).



     POTENTIAL INABILITY TO IMPLEMENT BUSINESS STRATEGIES. The organizers have developed a business plan that details the strategy that we intend to implement in our efforts to achieve profitable operations. The strategy includes hiring and retaining experienced and qualified employees and opening two branch offices within the first 36 months of operation. If we cannot hire or retain qualified employees, are unable to open new branches, or otherwise cannot implement our business strategy, we will be hampered in our ability to develop business and serve our customers, which could have an adverse affect on our financial performance. Even if these strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business of Community Capital and Albany Bank -- Business Strategy" (page 27).

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY HAVE AN ADVERSE EFFECT ON OUR OPERATIONS



     Robert E. Lee and David C. Guillebeau are important to our success and, if either terminates his employment with us, our financial condition and results of operations may be adversely affected. Mr. Lee has been instrumental in our organization and will be the key management official in charge of our daily business operations. Mr. Guillebeau will be the key officer of Albany Bank in charge of lending operations. We have entered into employment agreements with Messrs. Lee and Guillebeau, but cannot be assured of their continued service. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. Our growth could be adversely affected, if the composition of our Board of Directors changes materially. See "Management" (page 37).



POTENTIAL DELAY IN COMMENCING OPERATIONS MAY INCREASE OUR ACCUMULATED DEFICIT



     Any delay in the start of Albany Bank's operations will increase pre-opening expenses and postpone Albany Bank's realization of potential revenues. This could cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, coupled with our lack of revenue. Although we expect to receive all regulatory approvals and to begin business in April of 1999, we can give no assurance as to when, if at all, these events will occur.



WE MAY DISSOLVE AND LIQUIDATE IF REGULATORY CONDITIONS ARE NOT SATISFIED



     If we do not receive final approval for Albany Bank to start its banking operations within 18 months after the receipt of preliminary approval or other regulatory requirements are not satisfied, then we will solicit shareholder approval for the dissolution and liquidation of Community Capital. Although Community Capital and Albany Bank have applied for all regulatory approvals required to begin operations and Albany Bank has received preliminary approval from the Office of the Comptroller of the Currency, final approvals may not be granted in a timely manner if at all. The closing of this offering is not conditioned upon the receipt of final approvals to begin business. If we dissolve and liquidate after the close of the offering, we will distribute to our shareholders net assets remaining after payment or provision for payment of all claims against Community Capital. Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred. These expenses include the expenses of the offering, the organizational and pre-opening expenses and the claims of creditors.



INDUSTRY COMPETITION MAY HAVE AN ADVERSE EFFECT ON OUR SUCCESS



     The banking business is highly competitive. Our profitability will depend on our ability to compete successfully. Albany Bank will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. Although no independent community banks are currently headquartered in Albany, we could face increased competition if another community bank were to open in our market area. We will compete primarily with other financial institutions in the Albany market, but may also compete with Internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. All of our competitors actively solicit business from residents of Dougherty County and Lee County, Georgia. Some of these institutions are not subject to the same degree of regulation as we will be and have greater resources than will be available to us. See "Proposed Business of Community Capital and Albany Bank -- Market Opportunities -- Competition" (page 25).



CHANGES IN INTEREST RATES MAY HAVE AN ADVERSE EFFECT ON OUR NET INTEREST INCOME



     Albany Bank's operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. An increase or decrease in interest rates could have a material adverse effect on Albany Bank's net interest income, capital and liquidity. Like most depository institutions, Albany Bank's earnings and net interest income are affected by changes in market interest rates and other economic factors beyond its control. While we intend to take measures to decrease interest rate risk, these measures may not be effective in minimizing the exposure to interest rate risk. Also, Albany Bank's results of operations will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board of Governors. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations -- Liquidity and Interest Rate Sensitivity" (page 19).



UNPREDICTABLE ECONOMIC CONDITIONS MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE



     The majority of Albany Bank's borrowers and depositors will be individuals and businesses located and doing business in the Dougherty/Lee County area. Albany Bank's success will therefore depend on the general economic conditions in Dougherty County and Lee County, Georgia, which management cannot predict with certainty. Factors that adversely affect the Dougherty/Lee County economy could adversely affect Albany Bank's financial performance. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Albany Bank. See "Proposed Business of Community Capital and Albany Bank" (page 22).



LOW LENDING LIMITS MAY LIMIT OUR ABILITY TO GROW



     At least during its first years of operations, Albany Bank's legally mandated lending limits will be lower than those of many of its competitors because initially it will have less capital than many of its competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of Community Capital and Albany Bank -- Lending Services" (page 29).



OUR ABILITY TO PAY DIVIDENDS IS LIMITED



     Community Capital will initially have no source of income other than dividends that it receives from Albany Bank. Our ability to pay dividends to you will therefore depend on Albany Bank's ability to pay dividends to Community Capital.

     Additionally, bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Community Capital and Albany Bank to retain and build capital, it will be the policy of each of their Boards of Directors to reinvest earnings for the period of time necessary to help support the success of their operations. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Additionally, our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the Boards of Directors of Community Capital and Albany Bank consider relevant. See "Dividends" (page
18).



ARBITRARILY DETERMINED PUBLIC OFFERING PRICE MAY NOT INDICATE THE MARKET PRICE OF THE COMMON STOCK



     Because we were only recently formed and Albany Bank is in the process of being organized, the public offering price could not be set with reference to historical measures of Community Capital's financial performance. Therefore, the public offering price may not indicate the market price for the common stock after the offering. Community Capital and the underwriter negotiated the public offering price based on several factors. These factors included prevailing market conditions, the price to earnings and price to book value multiples of comparable publicly traded companies, and Albany Bank's growth potential and cash flow and earnings prospects. See "Underwriting" (page 57).



AN ACTIVE TRADING MARKET MAY NOT DEVELOP



     Prior to the offering, there has been no public trading market for Community Capital's common stock. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. Although we have applied to list the common stock on the Nasdaq OTC Bulletin Board, an active trading market may not develop or continue after the offering. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock.



     The underwriter has advised us that, upon completion of the offering, it intends to use reasonable efforts to initiate quotations of the common stock on the Nasdaq OTC Bulletin Board and to act as a market maker in the common stock, subject to applicable laws and regulatory requirements, although it is not obligated to do so. Even with a market maker, an active and liquid market for our common stock may not develop in the foreseeable future because of the limited size of our offering, our lack of an earnings history and the absence of a reasonable expectation that we will pay dividends within the near future. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Market makers on the Nasdaq OTC Bulletin Board are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares and are free to withdraw firm quotations at any time.

MARKET PRICE OF THE COMMON STOCK MAY BE VOLATILE



     If a market develops for the common stock after the offering, a variety of factors will determine the market price of the common stock. We, like many other companies, may experience significant volatility in the market price of our common stock from time to time after the offering due to these factors. These factors include the depth and liquidity of the market for the common stock, investor perception of our financial strength, conditions in the banking industry, such as credit quality and monetary policies and general economic and market conditions. Our quarterly operating results, changes in analysts' earnings estimates, changes in general conditions in the economy or financial markets or other developments affecting Community Capital could cause the market price of the common stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility may significantly affect the market price of the common stock for reasons unrelated to our operating performance.



GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND GROWTH



     Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including Albany Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may also adversely affect the banking industry or our operations. See "Supervision and Regulation" (page 58).



EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION



     The organizers, officers and employees may exercise warrants or options to purchase common stock, which would result in the dilution of your proportionate interests in Community Capital. We will issue to the organizers warrants to purchase an aggregate of up to 225,000 shares of common stock, and will issue to officers and employees options to purchase an aggregate of up to 90,000 shares of common stock. The warrants and options will vest in annual increments of 20% over five years and will be exercisable at a price of $10.00 per share. The organizers, officers and employees will have the opportunity to profit from any rise in the market value of the common stock or any increase in our net worth.



     In addition, the exercise of the warrants or options could adversely affect the terms on which we can obtain additional capital. For instance, the holders of the warrants or options could exercise the warrants or options when we could obtain capital by offering additional securities on terms more favorable to us than those provided for by the warrants or options. See "Executive Compensation" (page 45).

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL



     In the future, should we need additional capital, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain additional capital through the issuance of additional shares of common stock or other securities, we may not issue these securities at prices or on terms better than or equal to the public offering price and terms of this offering. The issuance of new securities could dilute your ownership interest in Community Capital.



OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DETER A CHANGE IN CONTROL



     Our Articles of Incorporation and Bylaws contain provisions that may deter an attempt to change or gain control of Community Capital. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. These provisions include the existence of preferred stock, staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting requirements, and flexibility in evaluating acquisition proposals. See "Certain Provisions of the Articles of Incorporation and Bylaws" (page 50).



DIRECTORS AND OFFICERS COULD HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS



     We anticipate that after this offering, our directors and executive officers will directly or indirectly own 280,000 shares, representing 28.0%, of the outstanding common stock. These persons may acquire additional shares of common stock after the offering, which will increase this percentage. As a result, our directors and executive officers together may be able to control the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders. See "Certain Provisions of the Articles of Incorporation and Bylaws" (page 50).



YEAR 2000 COMPUTER MALFUNCTIONS MAY ADVERSELY AFFECT OUR OPERATIONS



     Banks are heavily dependent on complex computer systems for most phases of their operations. The year 2000 issue common to most corporations concerns the inability of certain software and databases to recognize the year 2000 and other year 2000-sensitive dates. If not corrected, this problem could result in a disruption to the operations of financial institutions, which are particularly sensitive to these disruptions. These disruptions could include events ranging from electrical or water failure to computer systems failure, with any of these events potentially resulting in a cessation of Albany Bank's activities until the problem is resolved.



     Community Capital and Albany Bank will rely on software and hardware developed by independent third parties to provide the information systems used by us. As a result, Albany Bank will depend on the efforts of those vendors to ensure that their data processing systems accommodate year 2000 information. Although we intend to require vendor certification regarding year 2000 readiness before we purchase any equipment, we cannot verify independently that the equipment will in fact be year 2000 compliant. Additionally, Albany Bank could be adversely affected by year 2000 problems experienced by others (including its customers, service providers, vendors, customers' vendors, correspondent banks, government agencies, and the financial services industry in general) over which it has no control. If, for example, one of Albany Bank's major borrowers is unable to conduct its operations as a result of a year 2000 problem, that borrower could be unable to maintain its cash flow and could therefore default on its loan, which would lead to loan losses for Albany Bank. Consequently, if Community Capital, Albany Bank or any of their service providers, correspondents, vendors or customers experiences a disruption of business resulting from a year 2000 problem, the financial condition, results of operations and liquidity of Community Capital and Albany Bank could be materially adversely affected. See "Proposed Business of Community Capital and Albany Bank -- Information Systems and the Year 2000" (page 33).



FUTURE RESALES OF COMMON STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF THE COMMON STOCK



     After the close of this offering, 1,000,000 shares of common stock will be outstanding, assuming the underwriter does not exercise its over-allotment option. The sale of a large block of the shares outstanding after the close of the offering could adversely affect the market price of the common stock. All of the outstanding shares will be freely tradable without restriction except for 280,000 shares that we anticipate the organizers and the executive officers will purchase in the offering. The organizers and the executive officers have agreed, for a period of 180 days from the date of this prospectus, not to sell or otherwise transfer, either directly or indirectly, any shares of common stock without the prior consent of the underwriter. As a result, 720,000 shares of common stock will be freely tradable without restriction upon completion of the offering and 280,000 shares of common stock held by the organizers and the executive officers will be eligible for sale beginning 180 days from the date of this prospectus if the organizer complies with the resale limitations of Rule 144 under the Securities Act of 1933, as currently in effect. See "Shares Eligible for Future Sale" (page 55).



MANAGEMENT HAS DISCRETION AS TO THE USE OF UNALLOCATED NET PROCEEDS



     Community Capital and Albany Bank intend to use the net proceeds of the offering to capitalize Albany Bank, purchase the land and construct the building for Albany Bank's main office, repay Community Capital's line of credit, purchase equipment and other assets for Albany Bank's operations, fund loans, provide working capital for general corporate purposes, and pay offering, pre-opening and initial operating expenses. The Office of the Comptroller of the Currency will require Community Capital to contribute a minimum of $7.5 million to Albany Bank as initial capital. Consequently, our Board of Directors and management will have broad discretion in allocating a total of approximately $1.7 million, or 17.1%, of the net proceeds of the offering. See "Use of Proceeds" (page 15).

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS


     Certain statements in this prospectus under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Proposed Business of Community Capital and Albany Bank" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, among other things, statements about the competitiveness of the banking industry, potential regulatory obligations, our strategies and other statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things, risks associated with starting a new business, a potential delay in beginning operations, the risk that Community Capital will be dissolved if regulatory conditions are not satisfied, our dependence on our directors and key personnel, the potential adverse effect of competition, interest rate risks, the potential adverse effect of unpredictable economic conditions, potential limitations on growth resulting from low lending limits, risks associated with the year 2000 and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS


     We estimate that the net proceeds of the offering will be $9.2 million, after deducting the underwriting discount of $638,000 and estimated offering expenses of $175,000. If the underwriter exercises its over-allotment option in full, we estimate net proceeds of the offering will be $10.6 million, after deducting the underwriting discount of $750,500 and offering expenses of $175,000. The table illustrates how we intend to use the net proceeds of this offering.



                                                  AMOUNT          PERCENT
                                                ----------        -------
Repay advances by organizers..................  $   80,000           0.9%
Repay amounts drawn on line of credit.........     535,000(1)        5.8
Working capital...............................   8,572,000(2)       93.3
                                                ----------         -----
     Total....................................  $9,187,000         100.0%
                                                ==========         =====


-------------------------


     (1) Does not include offering expenses of approximately $175,000 (consisting primarily of legal, accounting and printing expenses and registration fees).



     (2) Community Capital will contribute $7.5 million of this amount to Albany Bank as capital when Albany Bank receives final regulatory approval. Community Capital's working capital will increase by $615,000 after Albany Bank has been organized, has purchased the land for its main office from Community Capital for $315,000 and has reimbursed Community Capital $300,000 in advances for organizational and pre-opening expenses.



     Of the $535,000 drawn under Community Capital's line of credit and the $80,000 advanced by the organizers, Community Capital used $315,000 to purchase land for Albany Bank's main office and plans to use $300,000 to pay organizational and pre-opening expenses of Albany Bank categorized as follows:



Salaries and benefits (estimated through Albany Bank's
  target opening date in April 1999)........................  $160,000
Legal and professional fees.................................   100,000
Other pre-opening expenses..................................    40,000
                                                              --------
                                                              $300,000
                                                              ========



     As of December 31, 1998, Community Capital has paid approximately $250,000 of the $300,000 in organizational and pre-opening expenses.



     We plan to use any working capital that Community Capital does not use to capitalize Albany Bank as described in Note (2) above principally to build additional branches at a cost of approximately $500,000 to $800,000 per branch and to maintain appropriate liquidity. We plan to use any amounts not applied to expansion or liquidity to pay operating expenses, provide additional capital for Albany Bank, purchase certificates of deposit of Albany Bank to the extent we deem necessary and for other general purposes. Our anticipated allocation of working capital could change if we are unable to obtain suitable sites for new branches at a reasonable price or if we are faced with unexpected liquidity issues. For additional information concerning the compensation of the President and Chief Executive Officer of Community Capital and Albany Bank, see "Executive Compensation."

     After Albany Bank receives the necessary regulatory approvals, Community Capital will capitalize Albany Bank with a minimum of $7.5 million. Albany Bank intends to use these proceeds for the following purposes:



                                                                AMOUNT     PERCENT
                                                              ----------   -------
Reimbursement of advances from Community Capital............  $  300,000     4.0%
Purchase of land for Albany Bank's main office from
  Community Capital.........................................     315,000     4.2
Construction of the main office building....................   1,300,000    17.4
Furniture, fixtures and equipment for Albany Bank's main
  office....................................................     250,000     3.3
Funds to be used for loans to customers, investments and
  other general purposes....................................   5,335,000    71.1
                                                              ----------    ----
     Total..................................................  $7,500,000     100%
                                                              ==========    ====


     Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest the net proceeds in short-term, investment-grade securities, certificates of deposit or guaranteed obligations of the United States government.

                                 CAPITALIZATION


     The following table shows Community Capital's capitalization as of December 31, 1998 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of 1,000,000 shares of common stock in the offering. This table assumes that the underwriter will not exercise the over-allotment option.



     Upon Community Capital's incorporation Robert E. Lee, the President of Community Capital and Albany Bank and Chief Executive Officer of Albany Bank, purchased one share of common stock at the price of $1.00. Community Capital will redeem this share for $1.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book valve of those shares, do not include shares of common stock issuable upon the exercise of the warrants or pursuant to options that have been or may be granted under Community Capital's stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation -- Organizers' Warrants" and "-- Stock Incentive Plan."



SHAREHOLDERS' EQUITY                                     ACTUAL       AS ADJUSTED
--------------------                                    ---------     -----------
Preferred stock, par value not stated; 2,000,000
  shares authorized, no shares issued and
  outstanding.........................................  $      --     $       --
Common stock, par value $1.00 per share; 10,000,000
  shares authorized; 1 share issued ($1.00) and
  outstanding; 1,000,000 shares issued ($10.00 each)
  and outstanding as adjusted.........................          1      1,000,000
Additional paid-in capital(1).........................      3,514      8,187,000
Accumulated deficit...................................   (200,048)(2)   (300,000)(3)
                                                        ---------     ----------
Total shareholders' equity............................  $(196,533)    $8,887,000
                                                        =========     ==========
Book value per share(4)...............................        N/A     $     8.89
                                                                      ==========


-------------------------


     (1) The expenses of the offering will be charged against this account. We estimate that the offering expenses will be $788,000, which includes $638,000 in underwriting discounts and $175,000 in other offering expenses, including legal, accounting and printing expenses and registration fees.



     (2) This deficit reflects pre-opening expenses incurred through December 31, 1998, consisting primarily of salaries and employee benefits.



     (3) The "As Adjusted" accumulated deficit results from estimated organizational and pre-opening expenses of $300,000 incurred through Albany Bank's target opening date in April 1999. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.



     (4) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.11, resulting from recognition of organizational and pre-opening expenses and charging the offering expenses against additional paid-in capital.

                                   DIVIDENDS


     Community Capital will initially have no source of income other than dividends that Albany Bank pays to it. Community Capital's ability to pay dividends to its shareholders will therefore depend on Albany Bank's ability to pay dividends to Community Capital. In the future, Community Capital may begin income-producing operations independent from those of Albany Bank, which may provide another source of income from which Community Capital could pay dividends to you. However, we can give you no assurance as to when, if at all, these operations may begin or whether they will be profitable.



     Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Community Capital and Albany Bank to retain and build capital, the Boards of Directors of Community Capital and Albany Bank plan to reinvest earnings for the period of time necessary to support successful operations. As a result, Community Capital does not plan to pay dividends until it recovers any losses incurred and becomes profitable, and its future dividend and policy will depend on the earnings, capital requirements and financial condition of Community Capital and Albany Bank and on other factors that Community Capital's Board of Directors considers relevant.



     Additionally, regulatory authorities may determine, under certain circumstances relating to the financial condition of Albany Bank or Community Capital, that the payment of dividends would be an unsafe or unsound practice and to prohibit dividend payment. See "Supervision and Regulation -- Dividends."

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
                                   OPERATIONS


     Community Capital's financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of its financial condition. See "Index to Financial Statements."



     Community Capital was organized on August 19, 1998 to serve as a holding company for a proposed national bank. Since it was organized, Community Capital's main activities have been centered on seeking, interviewing and selecting its directors and officers, applying for a national bank charter, applying for FDIC deposit insurance, applying to become a bank holding company and raising equity capital through this offering.



     Community Capital's operations from August 19, 1998 through the close of the offering have been and will continue to be funded through a line of credit from The Bankers Bank and advances received from the organizers. The total amount available on the line of credit is $750,000, of which approximately $485,000 was outstanding at December 31, 1998. This loan has been guaranteed by the organizers, bears interest at the prime rate as published in the Money Rates section of The Wall Street Journal, and is due on October 6, 1999. As of December 31, 1998 advances from the organizers totaled $80,000. Community Capital plans to repay the line of credit and any advances from the organizers after the closing of this offering.



     From August 19, 1998 to December 31, 1998, the net loss amounted to $200,048. The estimated net loss for the period from August 19, 1998 through April 30, 1999, the anticipated opening date of Albany Bank, is $300,000, which is attributable to the following estimated noninterest expenses:



Salaries and benefits.......................................  $160,000
Legal and professional fees.................................   100,000
Other pre-opening expenses..................................    40,000
                                                              --------
     Total..................................................  $300,000
                                                              ========



     On November 20, 1998, Community Capital purchased approximately two acres of land at 2815 Meredyth Drive to be used as the site for the main office of Albany Bank. The land was purchased at a price of $315,000 from Cross Family Limited, Ruth Cross Hayes and Wilma C. Depaz Living Trust Agreement, 3006 Old Dawson Road, Albany, Georgia 31707. In connection with the purchase of this land, the seller paid commissions in the amount of $12,600 to each of ReMax of Albany, Inc. and Walden & Kirkland, Inc. Community Capital funded the purchase of this land primarily through its line of credit with The Bankers Bank, which is described above. We began construction of Albany Bank's main office in January, 1999. Albany Bank will fund the construction of the main building, estimated at $1.3 million, with the net proceeds received from the issuance of its common stock to Community Capital. Additionally, Community Capital has obtained financing from a finance company for the purchase of an automobile with a total cost of $28,934.


LIQUIDITY AND INTEREST RATE SENSITIVITY


     Since Community Capital has been in the organizational stage, there are no results to present at this time. Nevertheless, once Albany Bank begins operations, net interest income, Community Capital's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time constitute interest rate sensitivity.



     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Albany Bank's overall interest rate risks.



     We will evaluate regularly the balance sheet's asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To manage effectively the balance sheet's liability mix, we plans to focus on expanding our deposit base and converting assets to cash as necessary.



     As Albany Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Albany Bank's Asset and Liability Management Committee will meet on a quarterly basis to develop a strategy for the upcoming period. The committee's strategy will include anticipating future interest rate movements.



     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Albany Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.



     We knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Community Capital's liquidity increasing or decreasing in any material way in the foreseeable future, other than this offering.


CAPITAL ADEQUACY

     There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.


     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.



     The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of Albany Bank and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.



     The Federal Reserve Board of Governors, the Office of the Comptroller of the Currency and the FDIC recently established a new rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, banks would report all items on the balance sheet, as well as off-balance sheet items, according to maturity, repricing dates and cash flow characteristics. The bank would then multiply its reporting position by duration-based risk factors and weight its position according to rate sensitivity. The appropriate supervisory agency would assess capital adequacy using this net risk weighted position. The objective of this complex proposal is to determine a bank's sensitivity to various rising and falling interest rate scenarios.



     We believe that the net proceeds of this offering will satisfy our cash requirements for at least the three-year period following the opening of Albany Bank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate Community Capital or Albany Bank over the next three years. For additional information about planned expenditures, see "Use of Proceeds." For additional information about our plan of operations, see "Proposed Business of Community Capital and Albany Bank."

             PROPOSED BUSINESS OF COMMUNITY CAPITAL AND ALBANY BANK


BACKGROUND


     COMMUNITY CAPITAL. Community Capital was incorporated as a Georgia corporation on August 19, 1998 to serve as a bank holding company for Albany Bank. Community Capital plans to use $7.5 million of the net proceeds of this offering to capitalize Albany Bank. In return, Albany Bank will issue all of its common stock to Community Capital, and Community Capital will be Albany Bank's sole shareholder. Initially, Albany Bank will be Community Capital's sole operating subsidiary. Community Capital has applied to the Federal Reserve and the Georgia Department of Banking and Finance for prior approval to capitalize Albany Bank. If these agencies grant the necessary approvals, Community Capital will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as currently in effect, and the Georgia Bank Holding Company Act upon its purchase of Albany Bank's common stock. See "Supervision and Regulation -- Bank Holding Company Regulation."



     Community Capital has been organized to make it easier for Albany Bank to serve its future customers. The holding company structure will provide flexibility for expansion of Community Capital's banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services. A holding company structure will make it easier for Community Capital to raise capital for Albany Bank because Community Capital will be able to issue securities without the need for prior banking regulatory approval and the proceeds of debt securities issued by Community Capital can be invested in Albany Bank as primary capital.



     ALBANY BANK. The organizers filed applications on behalf of Albany Bank with the Office of the Comptroller of the Currency and with the FDIC on September 21, 1998 for authority to organize as a national bank with federally insured deposits. Albany Bank will not be authorized to conduct its banking business until it obtains a charter from the Office of the Comptroller of the Currency. The issuance of the charter will depend, among other things, upon Albany Bank's receipt of at least $7.5 million in capital from Community Capital and upon compliance with other standard conditions expected to be imposed by the FDIC and the Office of the Comptroller of the Currency. These conditions are generally designed to familiarize Albany Bank with certain operating requirements and to prepare it to begin business operations. The Office of the Comptroller of the Currency requires that a new national bank obtain a charter and open for business within 18 months after receipt of preliminary approval
from the Office of the Comptroller of the Currency. On           , 1999, Albany
Bank received preliminary approval of its application from the Office of the Comptroller of the Currency, but was awaiting FDIC approval, final approval from the Office of the Comptroller of the Currency and receipt of a charter.


MARKET OPPORTUNITIES


     PRIMARY SERVICE AREA. Albany Bank's initial primary service area is the ten-mile radius surrounding its main office. The primary service area represents a geographic area that includes the majority of the City of Albany, Dougherty County, and the southern half of Lee County. Albany is served by several major thoroughfares, including Georgia Highway 82 and U.S. Highways 19 and 300. Albany is located approximately 170 miles south of Atlanta, Georgia and approximately 100 miles north of Tallahassee, Florida.

     ECONOMIC AND DEMOGRAPHIC FACTORS. Albany is the key economic focal point of the Dougherty and Lee County metropolitan statistical area as well as Albany Bank's primary service area, which encompasses a smaller geographic area than the metropolitan statistical area. The Dougherty and Lee County metropolitan statistical area is the largest in Southwest Georgia. Additionally, Albany is considered to be the commercial center of Southwest Georgia, with a majority of the area's retail sales and activity conducted in its marketplace. Albany also serves as the primary medical center for Southwest Georgia. We believe the Dougherty and Lee County metropolitan statistical area represents a dynamic and unique market in the sense that it serves a wide geographic area encompassing most of Southwest Georgia.



     RETAIL. As reported by Demographics USA County Edition "1996 Data For A New Era," Albany surpassed $1 billion in 1994 in retail sales, making Albany one of the nation's top 135 retail markets measured by household retail expenditures. This represents a 22.0% increase from 1990 and places Albany third in Georgia with Atlanta and Macon the only metropolitan cities surpassing Albany in per household retail sales. Although Albany is the focal point of economic activity in the Dougherty and Lee County metropolitan statistical area and in Albany Bank's primary service area, its economy is supported by the spending power and labor force of the entire Dougherty and Lee County area.



     POPULATION. According to information published by National Decision Systems, the population within a 10-mile radius from Albany Bank's main office, encompassing Albany Bank's primary service area, was approximately 104,000 in 1990, while the population within a 30-mile radius surrounding Albany Bank's main office was approximately 170,000. The projected 2002 population for the primary service area is 115,000 and for the 30-mile radius is 186,000. This represents approximately 10.6% and 9.4% growth in population from 1990 to 2002 within a 10-mile and a 30-mile radius, respectively. Additionally, the number of households within the primary service area has increased from 36,588 according to the 1990 census to an estimated 40,048 in 1997. The estimated median household income for the area as reported by National Decision Systems was $29,129 for 1997. The median age of the population is 33 years.


     INDUSTRY, LABOR AND EMPLOYMENT. According to data published by the Dougherty County Chamber of Commerce, the following employment sectors are considered basic industries in the county: manufacturing, construction, transportation and public utilities, retail and wholesale trade, finance and insurance, medical services, agriculture, and government. According to a 1995 report by the Georgia Department of Labor, over 10,000 people, representing 19% of the work force, were employed in retail trade and over 8,000 or 15% of the work force were employed in manufacturing. Other general services industries employed 17,000 with the largest service areas being the health industry and education.


     According to this 1995 report, the medical facilities located in Dougherty County employ approximately 5,600 employees or approximately 10% of the Dougherty County work force and serve all of Southwest Georgia. In addition, with three secondary schools in the county, educational services employs approximately 3,700 employees or 7% of the work force.



     With over 248 construction firms located in Dougherty County, the county is well diversified for construction-related purposes. These companies employ approximately

2,900 people or 5% of the work force. In addition, there are approximately 70 agricultural related companies located in the area that employ approximately 540 people, or 1% of the work force.



     The following tables, which were compiled by the Dougherty County Chamber of Commerce, list the top ten manufacturing employers in the Dougherty County area and the top ten non-manufacturing employers for the area as of July 16, 1998. These tables illustrate the diversification of business and trade in the area.


                        TOP TEN MANUFACTURING EMPLOYERS


                                                 TOTAL EMPLOYEES       INDUSTRY
                                                 ---------------   ----------------
Procter & Gamble...............................       1,500        Paper Products
Cooper Tire & Rubber Co........................       1,024        Tires
Miller Brewing Co..............................         655        Malt Beverages
Bobs Candies...................................         638        Candy
Ayres Corporation..............................         550        Aircraft
Merck & Co.....................................         493        Pharmaceuticals
Coats & Clark..................................         493        Textiles
M & M Mars.....................................         395        Candy
Flint River Textiles...........................         391        Textiles
Georgia Pacific................................         217        Containers


                      TOP TEN NON-MANUFACTURING EMPLOYERS


                                                 TOTAL EMPLOYEES       INDUSTRY
                                                 ---------------   ----------------
U.S. Marine Corps Logistic Base (Civilian).....       3,433        National Defense
Dougherty County Board of Education............       2,850        Education
Pheobe Putney Memorial Hospital................       3,036        Medical Service
City of Albany.................................       2,093        Public Service
Dougherty County...............................         650        Public Service
Palmyra Medical Centers........................         550        Medical Service
Albany Area Community Service Board............         515        Medical Service
Burlington Motor Carriers......................         510        Transportation
Albany State University........................         504        Education
Turner Job Corps...............................         326        Education


     CONSTRUCTION ACTIVITY. According to information published in the January 1998 edition of Greater Albany Area Business, a publication of the Albany Area Chamber of Commerce, the aggregate value of the properties relating to residential construction permits for the third quarter of 1997 was up 17.8% from the third quarter of 1996. Additionally, the total value of building permits for the Dougherty area (including the city of Albany) increased by 12.5%, while commercial building permits increased by 25.0% for the same period. The total value of permits does not reflect the building activities at Albany State University, which, according to the contractor, when complete should amount to approximately $110.0 million in construction costs.

     We believe the Albany market presents a growing and highly diversified economic environment that will support Albany Bank's formation. As a community bank, Albany Bank will be designed to serve the needs of the citizens and businesses within this growing economy. We believe continued economic growth in the Albany market will be important to Albany Bank's long-term success.



     COMPETITION. The banking business is highly competitive. Albany Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Albany market. The Dougherty/Lee County area is currently served by at least eight commercial banks with a total of 24 offices, two thrifts and one credit union. A number of these competitors are well established in the Dougherty/Lee County area.



     Some of Albany Bank's competitors have substantially greater resources and lending limits than Albany Bank and provide other services, such as extensive and established branch networks and trust services, that Albany Bank does not expect to provide initially. As a result of these competitive factors, Albany Bank may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers.



     Several of the larger regional banks have a presence in the Albany market through branch offices. Many of their customer service functions, as well as authority for loan approval, however, are located outside of the Albany market. Several community banks also have branches in the Albany market; however, no other community banks are headquartered in the Albany market.

     The following table illustrates the June 1996 deposit base by financial institution within a 10-mile, 20-mile and 30-mile radius of Albany Bank's proposed main office, based on data reported by National Decision Systems.



                           10-MILE RADIUS     20-MILE RADIUS      30-MILE RADIUS
                           ---------------    ---------------    -----------------
FINANCIAL INSTITUTION        $         %        $         %         $          %
---------------------      ------    -----    ------    -----    --------    -----
                                               ($ IN MILLIONS)
SunTrust Bank...........   $212.3     25.6%   $219.1     22.3%   $  264.4     21.1%
First State Bank and
  Trust Company.........    183.7     22.1     197.2     20.1       197.3     15.8
NationsBank.............    157.5     19.0     157.5     16.1       157.5     12.6
Security Bank & Trust...    138.1     16.6     138.1     14.0       138.1     11.0
First Union Bank........     88.5     10.6      88.5      9.0        88.5      7.1
First National Bank of
  South Georgia.........     51.1      6.1      51.1      5.2        51.1      4.1
Bank of Dawson..........       --       --      62.4      6.4        62.4      5.0
Bank of Terrell.........       --       --      60.4      6.1        60.4      4.8
Planters & Citizens
  Bank..................       --       --        --       --        55.2      4.4
Bank of Camilla.........       --       --        --       --        42.7      3.4
Sylvester Banking
  Company...............       --       --        --       --        40.7      3.2
Bank of Worth...........       --       --        --       --        35.3      2.8
Southwest Georgia
  Bank..................       --       --        --       --        12.0      1.0
American Banking
  Company...............       --       --        --       --        11.6      0.9
Sumter Bank & Trust
  Company...............       --       --        --       --        10.0      0.8
Family Federal Savings
  Bank..................       --       --        --       --         8.8      0.7
First State Bank of
  Randolph City.........       --       --        --       --         8.2      0.7
Jordan Banking Company..       --       --       7.7      0.8         7.7      0.6
                           ------    -----    ------    -----    --------    -----
Totals..................   $831.2    100.0%   $982.0    100.0%   $1,251.9    100.0%
                           ======    =====    ======    =====    ========    =====



     As reported by National Decision Systems, total deposits in the 10-mile radius surrounding Albany Bank's main office increased from $768 million to $831 million from 1994 to 1996. Of the total deposits reported in 1996, SunTrust Bank with 26% had the greatest share of the market. They were followed by First State Bank and Trust Company, which is now Regions Bank, with 22% of the market. In addition to the above regional and community banks, Albany Bank will compete with AGE Credit Union. AGE Credit Union operates in six locations throughout the Albany market. We anticipate that AGE Credit Union along with the other regional banks operating in the Albany market will be Albany Bank's primary source of competition. We believe, however, that operating as a community bank headquartered in Albany will provide Albany Bank with a unique opportunity to obtain a share of those institutions' deposits.

     In 1996, First Union Corp. exited the Albany market by selling its Dougherty County branches to First State Bank and Trust Company, which was later purchased by Regions Financial Corporation of Birmingham. Additionally, First National Bank of South Georgia was purchased in 1996 by ABC Bancorp, which is located in Moultrie, Georgia. Although three small banks have branched into the Albany market since 1996, no commercial banks are currently headquartered in this market. Consequently, all of the deposits in this market are controlled by financial institutions located outside of the market. As a result of the various mergers that have taken place in the Albany market over the past years, we believe an attractive opportunity exists in the Albany market for a new bank that positions itself as a community bank prepared to take advantage of changes occurring in the regional banking structure. We intend to differentiate Albany Bank from other financial institutions primarily through personal service and strong involvement in the Albany market.


BUSINESS STRATEGY


     MANAGEMENT PHILOSOPHY. Albany Bank's philosophy will be to operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Albany, Georgia and surrounding communities. Albany Bank has adopted this philosophy in order to attract customers and acquire market share now controlled by other financial institutions in the Albany market. We believe that local ownership and control will allow Albany Bank to serve customers more efficiently and will aid in Albany Bank's growth and success. Additionally, we believe that the expansion and growth of Albany Bank's operations will be a significant factor in Community Capital's success. Accordingly, we will implement the following operating and growth strategies.



     OPERATING STRATEGY. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Albany Bank's image as a local bank with an individual focus, we will employ the following operating strategies:



     - QUALITY EMPLOYEES. We will strive to hire highly trained and seasoned staff. We plan to train the staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve customer questions. We are committed to hiring experienced and qualified staff, although this may result in higher personnel costs than are typically experienced by similar financial institutions.



     - EXPERIENCED SENIOR MANAGEMENT. Albany Bank's senior management possesses extensive experience in the banking industry as well as substantial business and banking contacts in the Albany market. For example, Community Capital's President, Robert E. Lee, has over 25 years of banking experience, and its Chief Lending Officer, David C. Guillebeau, has over 12 years of banking experience. See "Management."



     - COMMUNITY-ORIENTED BOARD OF DIRECTORS. The Board of Directors consists of long-time residents of the Albany area who represent Albany Bank's target markets and will be sensitive and responsive to the needs of the community. Additionally, the Board of Directors represents a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Albany Bank as a result of their experience and involvement.



     - COMMUNITY INVOLVEMENT. All of Community Capital's officers and directors are active in the Dougherty/Lee County community, and their continued active community involvement will provide an opportunity to promote Albany Bank and its products and services.



     - OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Albany Bank's philosophy. The purpose of this call program will be to visit prospective customers and describe Albany Bank's products, services and philosophy.



     - HIGHLY VISIBLE SITE. Albany Bank's main office location is highly visible and near a high concentration of its targeted commercial businesses and residential areas. We believe this will enhance Albany Bank's image as a strong competitor.



     - BRANCHING. Albany Bank intends to open two branches within the first 36 months of operations. Branching will give Albany Bank the ability to diversify and provide the entire Albany market with convenient banking services.



     - INDIVIDUAL CUSTOMER FOCUS. Albany Bank will focus on providing individualized service and attention to its target customers, which include individuals and small to medium-sized businesses. As its employees, officers and directors become familiar with its customers on an individual basis, Albany Bank will be able to respond to credit requests more quickly and be more flexible in approving loans based on collateral quality and personal knowledge of the customer.



     - LOCAL DECISION MAKING. As Albany Bank branches into other communities, it will maintain its policy of making decisions locally and will utilize local advisory boards. This will allow Albany Bank to be more responsive to customer requests and to the needs of customers within the particular community.



     - MARKETING AND ADVERTISING. Community Capital has retained Broad Street Productions, a local marketing firm, to promote Albany Bank and to develop its image as a community oriented bank with an emphasis on quality service and personal contact. Albany Bank will also use media services such as local newspapers, drive-time radio, direct mail campaigns and television to promote its products and services.



     GROWTH STRATEGY. Because we believe that growth and expansion of Albany Bank's operations will be a significant factor in Community Capital's success, we plan to implement the following growth strategies:



     - CAPITALIZE ON TREND TOWARD CONSOLIDATION. Albany Bank will capitalize on its position as the only community bank headquartered in the Albany market to attract individual and small to medium-sized business customers that may be underserved as a result of recent bank consolidations.



     - OPEN ADDITIONAL BRANCHES. We intend to expand Albany Bank's presence in the Albany market by opening two new offices within the first 36 months of operations. One branch is planned for the downtown/east Albany area, while the other is planned for the southern Lee County area. We also plan to add branches in other strategic locations as appropriate. By adding these branches, Albany Bank will gain new channels through which it can build its deposit base and solicit new customers.



     - ATTRACT EMPLOYEES WITH ESTABLISHED CUSTOMER RELATIONSHIPS. We will seek to hire employees who have, through their experience in banking, established significant customer relationships. By hiring employees with established customer relationships,

      Albany Bank will be able to grow much more rapidly than it would if it were to hire employees who would require time to develop a customer base.



     - ALLOW SPACE FOR EXPANSION. Albany Bank will construct a main office building with sufficient room to allow for future expansion. The size of its proposed main office will allow for additional loan officers and for the addition of a mortgage lending department.



     - OFFER FEE-GENERATING PRODUCTS AND SERVICES. Albany Bank's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract its target customers and increase its market share. Albany Bank will strive to offer small businesses, professionals, entrepreneurs and consumers the best loan services available while charging aggressively for such services and using technology and engaging third-party service providers to perform certain functions at a lower cost to increase fee income.



LENDING SERVICES



     LENDING POLICY. Albany Bank is being established to support Albany and surrounding areas of Dougherty/Lee County. Consequently, Albany Bank will aggressively seek to lend money to creditworthy borrowers within a limited geographic area. Albany Bank's primary lending function will be to make consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. In addition, Albany Bank plans to make real estate-related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences.



     Albany Bank intends to maintain a balanced loan portfolio. We estimate that consumer loans to individuals will comprise 20% of the portfolio, commercial loans to small to medium-sized businesses will comprise 40% of the portfolio, and real estate related loans will comprise 40% of the portfolio. None of these categories represents a significantly higher risk than the other. Additionally, Albany Bank plans to avoid concentrations of loans to a single industry or based on a single type of collateral.



     LOAN APPROVAL AND REVIEW. Albany Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Albany Bank's Loan Committee will determine whether to approve the loan request. Initially, however, all loans regardless of amount will go to the Loan Committee. Albany Bank will not make any loans to any of its directors or executive officers unless its Board of Directors approves the loan and the terms of the loan are no more favorable than would be available to any other applicant.



     LENDING LIMITS. Albany Bank's lending activities will be subject to a variety of lending limits imposed by federal law. Differing limits apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, Albany Bank will be able to loan any one borrower a maximum amount equal to either: (1) 15% of Albany Bank's capital and surplus or (2) 25% of its capital and surplus if the excess over 15% is within the federal guidelines, which provide an exception to the 15% limit for certain secured debt. Based on its proposed capitalization and projected pre-opening expenses, Albany Bank's initial lending limit will be approximately $1.1 million for loans not fully secured plus an additional

$750,000, or a total of approximately $1.9 million, for loans that meet the federal guidelines. Albany Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as Albany Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. Albany Bank will need to sell participations in its loans to other financial institutions in order to meet all of the lending needs of loan customers requiring extensions of credit above these limits.



     CREDIT RISKS. The principal economic risk associated with each category of loans that Albany Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the services and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.



     The well established financial institutions in the Albany market are likely to make proportionately more loans to medium to large-sized businesses than Albany Bank will make. Many of Albany Bank's anticipated commercial loans will likely be made to small to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.



     REAL ESTATE LOANS. Albany Bank will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include certain commercial loans where Albany Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.



     - COMMERCIAL REAL ESTATE. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates will not be fixed for a period exceeding 60 months. Albany Bank will generally charge an origination fee. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Albany Bank may require personal guarantees of the principal owners of the property backed with a review by Albany Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and of the quality of the borrower's management. Albany Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis. Albany Bank will compete for real estate loans with competitors that are well established in the Albany market.



     - CONSTRUCTION AND DEVELOPMENT LOANS. Construction and development loans will be made both on a pre-sold and speculative basis. Construction and development loans are generally made with a term of nine months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal will not exceed 75%. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.



     - RESIDENTIAL REAL ESTATE. Albany Bank's residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. We will offer fixed and variable rates on our mortgages with the amortization of first mortgages generally not to exceed 15 years and the rates not to be fixed for over 60 months. These loans will be made consistent with Albany Bank's appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not to exceed 90%. We expect these loan to value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. Albany Bank plans to open a mortgage department to process home loans within the first 18 months of operation, which will allow it to originate long term mortgages to be sold on the secondary market. Albany Bank intends to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan.



     COMMERCIAL LOANS. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of Albany Bank's loan portfolio. The terms of these loans will vary by purpose and by type of underlying collateral, if any. Albany Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in a commercial borrower's creditworthiness.



     CONSUMER LOANS. Albany Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 38% of the borrower's gross monthly income. The borrower should also be employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in the Albany market.

     LENDING OFFICERS. Albany Bank intends to hire an experienced commercial real estate lender and consumer lender in order to develop its loan portfolios. Each lender will have experience within the Albany market and will be expected to bring substantial contacts to Albany Bank.


INVESTMENTS


     In addition to loans, Albany Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Asset and Liability Management Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Albany Bank's policy as set by the Board of Directors. Members of the Asset and Liability Management Committee will be chaired by Corinne C. Martin and will also include Bennett D. Cotten, Jr., Robert E. Lee, Robert M. Beauchamp, Mark M. Shoemaker and John P. Ventulett, Jr.


ASSET AND LIABILITY MANAGEMENT


     The Asset and Liability Management Committee will manage Albany Bank's assets and liabilities and will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that Albany Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.


DEPOSIT SERVICES


     Albany Bank will seek to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, Albany Bank will employ an aggressive marketing plan in the overall service area and feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Albany market. Albany Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media. It plans to generate deposits by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, transaction and investment money market deposits, certificates of deposit, retirement accounts and other legally permitted deposit or funds transfer services that may be offered to remain competitive in the market.


OTHER BANKING SERVICES


     Other anticipated bank services include cash management services, safe-deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. Albany Bank plans to become associated with a shared network of automated teller machines that its customers will be able to use throughout Georgia and other regions. Albany Bank plans to offer annuities, mutual funds and other financial services through a third party that has not yet been chosen. We also plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for Albany Bank. Albany Bank does not plan to exercise trust powers during its initial years of operation. It may in the future offer a full-service trust department, but cannot do so without the prior approval of the Office of the Comptroller of the Currency.



     Albany Bank will also offer its targeted commercial customers a courier service that will pick up non-cash deposits from the customer's place of business and deliver them to the bank. We believe that this will be an important service for our customers because Albany Bank will initially have only one location.


FUTURE SERVICES


     In addition to the services described above, we anticipate that at some time in the future we will also offer to our customers discount brokerage services. We will probably not offer these services until both Community Capital and Albany Bank are operating profitably.


MARKETING AND ADVERTISING


     Albany Bank's target customers will be the residents and the small to medium-sized businesses and their employees located in the Albany market. Several of our directors and officers have developed business contacts with numerous professionals within the medical service industry. We intend to develop a niche in providing banking services to these and other medical providers.



     We plan to use a targeted marketing approach through local newspapers, radio advertisements during peak driving times, direct mail campaigns, and television spots as necessary. Additionally, we plan to sponsor community activities on an active, ongoing basis. We have retained Broad Street Productions in order to coordinate our advertising and marketing efforts.


INFORMATION SYSTEMS AND THE YEAR 2000


     THE YEAR 2000 PROBLEM. The year 2000 issue confronting Community Capital, Albany Bank and their suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000 and other year 2000-sensitive dates, including September 9, 1999, December 31, 1999 and February 29, 2000. Many existing computer programs and systems originally were programmed with six-digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, Community Capital and its operations may be affected significantly by the year 2000 issue because it depends on computer-generated financial information. Software, hardware and equipment both within and outside of our direct control, and third parties with whom we electronically or operationally interface are likely to be affected. These third parties include customers and third party vendors providing data processing, information systems management, computer system maintenance and credit bureau information. If computer systems are not able to identify the year 2000, many computer applications could fail or create incorrect results. Consequently, many calculations that rely on date-related information, such as interest, payment or due dates and other operating functions, could generate significantly misstated results, and we could lose our ability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, failure to address adequately the year 2000 issue could adversely affect the viability of Albany Bank's suppliers and creditors and the creditworthiness of its borrowers. If not adequately addressed, the year 2000 issue could ultimately have a significant adverse impact on our products, services and competitive condition and, in turn, our financial condition and results of operations.


     REGULATORY OVERSIGHT. Financial institution regulators recently have increased their focus on year 2000 compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the year 2000 implications of their reliance on vendors and with respect to data exchange and the potential impact of the year 2000 issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions to ensure resolution of any year 2000 problems. The federal banking agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations. Consequently, an institution's failure to address appropriately the year 2000 issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.


     Because Community Capital is still pending regulatory approval regarding its status as a bank holding company and Albany Bank has not yet commenced operations, federal banking regulators are focusing on Community Capital's and Albany Bank's year 2000 readiness as part of the regulatory approval process. Once Community Capital and Albany Bank have obtained the necessary regulatory approvals, the federal banking regulators will continue to monitor their status on year 2000 issues as described above.



     OUR READINESS. Because Community Capital is a start-up entity and Albany Bank has not yet commenced business, we do not have existing systems or equipment requiring year 2000 testing and remediation. Rather, we are purchasing all of our office equipment, hardware and software and obtaining outsourcing service commitments only from vendors and service providers that can certify that their products and services are year 2000 compliant. For example, we will purchase applications software, microcomputers, teller equipment and a network file server only from vendors that can provide year 2000 compliance certificates with respect to those products. We plan to obtain our data processing services, automatic teller machine applications, voice response system, internet banking services, document imaging solutions and bond accounting systems from third party service providers that can certify that the products and services they provide will be year 2000 compliant. We believe that we will be able to obtain these products and services from vendors and service providers that can supply the necessary certification. If we are unable to do so, however, we will either forego acquiring the product or service until we receive the required certification or, if the product or service is essential to our operations, arrange for independent testing and verification of year 2000 compliance.



     As we acquire equipment and systems and commence operations, we will test our year 2000 readiness on an ongoing basis. Although we do not anticipate encountering difficulties in this area, we will require our vendors and service providers to upgrade or replace any equipment that proves to be non-compliant. If we do not receive the necessary upgrades or equipment, we will obtain new equipment or engage a new service provider with demonstrated year 2000 compliance.



     Although our internal systems, equipment and operations require significant oversight with respect to year 2000 issues, we believe that our customers' year 2000 readiness could also have a significant effect on our operations. For example, if a customer with an outstanding loan from Albany Bank is unable to maintain its cash flow as a result of disruption caused by its own or its customers' year 2000 problems, the customer could default in the repayment of the loan, which would lead to increased loan losses for Albany Bank. Although we plan to consider this possibility when we establish the loan loss reserve for Albany Bank, the potential losses could exceed our estimate and ultimately cause a net loss to Albany Bank and Community Capital. To address this concern, we will communicate with customers on an ongoing basis regarding our year 2000 readiness and attempt to identify at the earliest opportunity those customers that are likely to encounter year 2000 problems. We plan to work with these customers to ensure, to the greatest extent possible, that their year 2000 compliance issues do not disrupt our operations.



     RESOURCES ALLOCATED. To ensure that senior members of management continue to monitor our year 2000 readiness on a consistent basis, Community Capital's Board of Directors established a Year 2000 Committee on November 9, 1998. The members of the committee will establish guidelines for the acquisition of new equipment and services that will be year 2000 compliant; communicate with potential borrowers, vendors and service providers regarding year 2000 issues; and monitor our progress in this area. Members of the committee will also attend conferences and information sharing sessions to gain additional insight into the year 2000 issue and potential strategies for addressing it. The committee's work will continue until the year 2000 and, in the event a year 2000 problem occurs, thereafter until the problem is resolved. The committee is comprised of Robert
E. Lee, David C. Guillebeau, Charles M. Jones, III, Corinne C. Martin, Lawrence
B. Willson and James D. Woods.



     Because our year 2000 compliance program will principally involve acquiring systems, equipment and outsourced services that are year 2000 compliant, we do not expect that Community Capital or Albany Bank will incur material year 2000 compliance or remediation costs. Rather, these costs will be included in the initial cost of obtaining the equipment or services that we will need in order to begin operations. As a result, we have not established a separate budget for year 2000 compliance expenses. The Year 2000 Committee will, however, monitor our needs in this area and will establish a budget for year 2000 expenses if it believes that our year 2000 costs will prove to be material.



     CONTINGENCY PLANS. We believe that our only mission-critical, or "core," system is our host application processing system, which will be provided and operated by a third party service provider. If this system is unable to process data reliably, we will be forced to obtain the same services from another service provider or, in the alternative, cease operations until the existing system becomes year 2000 compliant. A failure in this system or any other date sensitive system could have a material adverse effect on our results of operations, liquidity and financial condition. To address this contingency, we are negotiating with a disaster recovery service that will run our data processing systems if our primary service provider is unable to do so. We will require that the disaster recovery service certify that its systems are year 2000 compliant before we engage the service. We also plan to store optical copies of our computerized records and will be prepared to print paper copies of those records on December 31, 1999.


EMPLOYEES


     When it begins operations, Albany Bank will have approximately 15 employees and two part-time employees. We do not expect that Community Capital will have any employees who are not also employees of Albany Bank.



     Robert E. Lee is the President of Community Capital and will be the President and Chief Executive Officer of Albany Bank. Mr. Lee has over 25 years of banking experience, including extensive experience in the areas of finance and operations.



     David C. Guillebeau will be the Chief Lending Officer of Albany Bank. Mr. Guillebeau has over 12 years of banking experience, including extensive lending and management experience.



     We intend to complete our senior management team by hiring a Chief Financial Officer for Community Capital and Albany Bank. We expect that the Chief Financial Officer will possess substantial experience in the areas of finance and operations and a thorough understanding of the technological issues relating to the operation of a bank. See "Management" for additional information about our executive officers and their qualifications.


FACILITIES


     Albany Bank will be located at 2815 Meredyth Drive in Albany, Georgia in Dougherty County. On November 20, 1998, Community Capital purchased approximately two acres of land at 2815 Meredyth Drive at a purchase price of $315,000. Construction of the permanent facility began in January 1999, with the completion date set for the fall of 1999. The permanent facility will be a two-story, Colonial style building. The building will consist of approximately 10,700 square feet and will include three drive-up windows and one automated teller machine. The estimated construction costs of the building total $1.3 million.



     Albany Bank's proposed location offers high visibility in an area with significant traffic, and is located within one-half mile of the main shopping and retail area in Dougherty County. This area is the central location for business, residential, commuting and shopping in Dougherty County and is near a major highway serving the community.



     Albany Bank will operate initially out of a modular facility that we plan to locate on the site of the permanent facility. The rental fee for the modular facility will be approximately $3,650 per month for 12 months.

                                   MANAGEMENT


PROPOSED EXECUTIVE OFFICERS AND DIRECTORS OF COMMUNITY CAPITAL AND ALBANY BANK



     The following table sets forth, for the initial members of the Board of Directors of both Community Capital and Albany Bank, (1) their names, addresses and ages at December 31, 1998, (2) their respective positions with Community Capital and Albany Bank, (3) the number of shares of common stock they intend to purchase in the offering, (4) the percentage of outstanding shares such number will represent, and (5) the number of shares subject to warrants, and options as to Mr. Lee and Mr. Guillebeau, that they will receive when they purchase common stock in this offering. The directors and executive officers may collectively purchase up to a total of 300,000 shares of common stock in the offering, but have indicated that they intend to purchase a total of 280,000 shares as listed below.



                                                                          PERCENTAGE OF     SHARES
                                          POSITION(S)          NUMBER      OUTSTANDING    SUBJECT TO
NAME AND ADDRESS (AGE)                     TO BE HELD         OF SHARES      SHARES        WARRANTS
----------------------              ------------------------  ---------   -------------   ----------
CLASS I DIRECTORS:
(Initial term expiring in 1999)
Charles M. Jones III (48).........  Chairman of the Board of    30,000         3.0%         15,000
907 W. Third Ave.                   Directors of Community
Albany, GA 31707                    Capital and Albany Bank
                                    and Chief Executive
                                    Officer of Community
                                    Capital
Van Cise Knowles (58).............  Director                    15,000         1.5          15,000
3503 Old Dawson Rd.
Albany, GA 31707
Robert E. Lee (46)................  President of Community      50,000         5.0          65,000(1)
5101 Old Dawson Road                Capital and Albany
Albany, GA 31707                    Bank, Chief Executive
                                    Officer of Albany
                                    Bank, and Director
Corinne C. Martin (56)............  Director                    20,000         2.0          15,000
2344 Winchester Dr.
Albany, GA 31707
William F. McAfee (61)............  Director                    15,000         1.5          15,000
1705 Pinecrest Dr.
Albany, GA 31707

CLASS II DIRECTORS:
(Initial term expiring in 2000)
C. Richard Langley (50)...........  Director                    10,000         1.0          10,000
2811 W. Doublegate Dr.
Albany, GA 31707
Bennett D. Cotten, Jr. (45).......  Director                    20,000         2.0          15,000
2608 Kenilworth Dr.
Albany, GA 31707
Jane Anne D. Sullivan (39)........  Director                    20,000         2.0          15,000
3707 Hidden Hill Ct.
Albany, GA 31707

                                                                          PERCENTAGE OF     SHARES
                                          POSITION(S)          NUMBER      OUTSTANDING    SUBJECT TO
NAME AND ADDRESS (AGE)                     TO BE HELD         OF SHARES      SHARES        WARRANTS
----------------------              ------------------------  ---------   -------------   ----------
John P. Ventulett, Jr. (50).......  Director                    10,000         1.0          10,000
2504 Cooleewahee Cove
Albany, GA 31707
James D. Woods (55)...............  Director                    10,000         1.0          10,000
3402 Wexford Rd.
Albany, GA 31707

CLASS III DIRECTORS:
(Initial term expiring 2001)
Robert M. Beauchamp (36)..........  Director                    20,000         2.0          15,000
757 Highway 32
Leesburg, GA 31763
Glenn A. Dowling (66).............  Director                    15,000         1.5          15,000
880 Tallahassee Rd.
Albany, GA 31707
Mary Helen Dykes (48).............  Secretary of Community
1618 Valencia Dr.                   Capital and Director        10,000         1.0          10,000
Albany, GA 31707
Mark M. Shoemaker (44)............  Director                    15,000         1.5          15,000
920 Third Ave.
Albany, GA 31707
Lawrence B. Willson (48)..........  Director                    15,000         1.5          15,000
627 5(th) Ave.
Albany, GA 31707

EXECUTIVE OFFICERS WHO ARE NOT
ALSO DIRECTORS:
David C. Guillebeau (37)..........  Executive Vice President     5,000         0.5          20,000(2)
5009 Barrington Drive               and Senior Loan Officer
Albany, GA 31707                    of Albany Bank
                                                               -------        ----         -------
All Proposed Directors and                                     280,000        28.0%        275,000
Executive Officers as a Group
(16 persons)


-------------------------


     (1) Includes options to purchase 50,000 shares of common stock to be issued to Mr. Lee.



     (2) Includes options to purchase 20,000 shares of common stock to be issued to Mr. Guillebeau.



     Each person listed above has been a director of Community Capital since August 19, 1998 and is a proposed director of Albany Bank, except for David C. Guillebeau. Directors of Community Capital serve staggered terms, which means that one-third of the directors will be elected each year at Community Capital's annual meeting of shareholders. The initial term of the Class I directors expires in 1999, the initial term of the Class II directors expires in 2000, and the initial term of the Class III directors expires in 2001. Thereafter, each director will serve for a term of three years. As is required under Community Capital's Bylaws, the Board of Directors includes, and will continue to include, at least two independent directors. Community Capital's officers are appointed by the

Board of Directors and hold office at the will of the Board. See "Certain Provisions of the Articles of Incorporation and Bylaws."



     Each of Albany Bank's proposed directors will, upon approval of the Office of the Comptroller of the Currency, serve until Albany Bank's first shareholders meeting, which will convene shortly after Albany Bank receives its charter. Community Capital, as the sole shareholder of Albany Bank, will nominate each proposed director to serve as director of Albany Bank at that meeting. After the first shareholders meeting, directors of Albany Bank will serve for a term of one year and will be elected by Community Capital each year at Albany Bank's annual meeting of shareholders. Albany Bank's officers will be appointed by its Board of Directors and will hold office at the will of its Board.


     ROBERT M. BEAUCHAMP. Bob Beauchamp is a native of Albany. He is a graduate of the Cumberland School of Law of Samford University and of Mercer University in Macon, Georgia. Mr. Beauchamp has practiced law in Albany since 1990 and currently is a partner at the law firm of Beauchamp-Associate LLC.


     BENNETT D. COTTEN, JR. Bennett Cotten is a native of Albany. He is an orthopedic surgeon and a co-owner of Southwest Georgia Orthopedic and Sports Medicine. Dr. Cotten received his Bachelor of Science degree from the University of Georgia and his Medical Doctorate from the Medical College of Georgia. He completed an Orthopedic Residency Program at the University of Louisville in 1984. Dr. Cotten practiced medicine at Orthopedic Associates located in Albany from 1984 until 1996. He has practiced medicine at Southwest Georgia Orthopedic and Sports Medicine in Albany since February 1996.


     GLENN A. DOWLING. Glenn Dowling has been a resident of Albany for the past 40 years. He attended Valdosta State University and received his Doctor of Podiatric Medicine degree from Illinois College of Podiatric Medicine. Dr. Dowling has practiced podiatry since 1960 in Albany. Currently, he is managing partner of Albany Ambulatory Surgery Center and Albany Podiatry Associates, a five-doctor group practice. He is owner and developer of Partridge Pea Plantation, a private conservation preserve. He has been active in community activities, including Kiwanis, Chehaw Park, Cancer Society, Heart Association, Easter Seal, Habitat for Humanity, Boys and Girls Clubs, Boy Scouts, Girl Scouts, City Recreation Department, and Albany Football Officials Association. He is a 1998 recipient of Albany Sertoma Club's "Good Citizen of the Year Award."

     MARY HELEN DYKES. Mary Helen Dykes is a native of Albany. She is a graduate of Manhattanville College in Purchase, New York. Ms. Dykes has served as the Secretary and Treasurer of Bob's Candies, Inc., an Albany manufacturer of candy, since 1977.


     CHARLES M. JONES, III. Chuck Jones is a native of Albany. He will serve as the Chairman of the Board of Directors of Community Capital and Albany Bank and as the Chief Executive Officer of Community Capital. Mr. Jones has served as the Chief Executive Officer of Consolidated Loan & Mortgage Co., located in Albany, since 1971. Mr. Jones is also a co-owner of other Albany businesses, including Consolidated Loan Co., a corporation; Consolidated Loan Co., a partnership; and Delta Partners, Inc.


     Mr. Jones is a member of Georgia Industrial Loan Association and has served as the past President, Chairman of the Executive Committee and Chairman of the Board of the Georgia Financial Services Association. He has been an active member in the community through his service on the Boards of Directors of Albany Tomorrow, Inc., Mount Zion Civil Rights Museum and Thronateeska Heritage Center.

     Currently, Mr. Jones is the Chairman of the Board of the Better Business Bureau of Southwest Georgia and serves on the Executive Board of the Better Business Bureau of West Georgia and East Alabama (Columbus, Georgia office). He has also held board/officer positions with numerous social and civic clubs and organizations including: Albany Symphony Orchestra, Theatre of Albany, Albany Museum of Art, Community Cancer Association, Halcyon Club, Albany Toastmasters Club, Albany Sertoma Club and Friends of Chehaw.


     VAN CISE KNOWLES. Van Knowles is a native of Albany. He is a surgeon and is the sole owner of his medical practice, Van C. Knowles MD, P.C. Dr. Knowles received his Bachelor of Science degree from the University of Georgia and his Medical Doctorate from the Medical College of Georgia. Dr. Knowles has practiced medicine in Albany as a sole practitioner since 1973. He is a member of numerous professional associations, including the Dougherty County Medical Society, the Medical Association of Georgia, and the American Medical Association. Dr. Knowles has served as the President of the Dougherty County Medical Society, the Moretz Surgical Society, and has served as Chairman of the Tissue Committee and on the Board of Trustees of the Palmyra Medical Center. He is also involved in numerous community associations, including serving on the Board of Directors of the Doublegate Country Club and serving as Secretary and Past President of the Albany Sertoma Club.


     C. RICHARD LANGLEY. Rick Langley is a native of Albany. He is a graduate of the University of Georgia School of Law and Emory University. Mr. Langley has practiced law in Albany since 1973. He has practiced law as a partner with the law firm of Langley & Lee in Albany since 1991.


     ROBERT E. LEE. Bob Lee is the President of Community Capital and will be the President and Chief Executive Officer of Albany Bank. He is a native of Albany, and his career in banking began in 1973 with Columbus Bank & Trust Co. Between 1973 and 1979, he held various positions at the bank, including Operations Manager and Electronic Data Processing Auditor. From 1979 to 1980, Mr. Lee served as Auditor for C&S National Bank. In June 1980, Mr. Lee joined First State Corporation, where he held various positions of increasing responsibility until May 1998. He began in 1980 as a General Auditor for the bank and was promoted in 1985 to Vice President of Accounting. In 1987, he was given additional responsibility for the Operations and Data Processing functions of the bank and in 1992, he was promoted to Senior Vice President over Operations, Data Processing and Accounting. Mr. Lee was promoted to Executive Vice President and Chief Financial Officer in 1993, and held this position until May 1998, when he resigned from First State Corporation, now Regions Financial Corporation, to pursue organization of Community Capital and Albany Bank.



     Mr. Lee earned a Bachelor of Science degree from Columbus College in Columbus, Georgia and a graduate degree from the University of Wisconsin School of Bank Administration. Mr. Lee is also actively involved in various community and civic associations. He is currently serving a second term as the Chairman of the Administrative Board for the First United Methodist Church and over the past ten years has served as the Chairman of various other committees for the church. Mr. Lee is also a member of the Albany Rotary Club and will serve as the Treasurer for the 1998-1999 year. Mr. Lee has served on the Board of the American Cancer Society for the past eight years and during that time has annually chaired the Knights of Columbus Touring Pro-Am Golf Tournament to benefit the American Cancer Society. Additionally, Mr. Lee is the Chairman of a capital funds drive for Sherwood Christian Academy, a private school in Albany.


     CORINNE C. MARTIN. Corinne Martin is a native of Albany. Since 1972 Ms. Martin has been a co-owner of Carlton Co., a family owned business that distributes Caterpillar equipment in South Georgia. She also has been an owner of various businesses in the Albany area since 1996, including Coldwater Inv. Co., doing business as Budget Rent-A-Car, and Covey Pointe Shooting Preserve, a commercial hunting property. Ms. Martin is a graduate of Darton College-School of Nursing and holds a current license as a Registered Professional Nurse.



     WILLIAM F. MCAFEE. Bill McAfee is a native of Albany. He is a graduate of Auburn University. Mr. McAfee is the sole owner of Bill McAfee Leasing, which provides truck leasing and financing services. He has also been a Sales Manager for Allstar International in Albany since 1975.



     MARK M. SHOEMAKER. Mark Shoemaker has been a resident of Albany since 1985. He came to Georgia in 1972 to attend Emory University. Dr. Shoemaker graduated from Emory University and received a MMSC-ICU PA from Emory University School of Medicine. Dr. Shoemaker received his Medical Doctorate from the Medical College of Georgia. Dr. Shoemaker has been a shareholder of Albany Anesthesia Associates and has practiced medicine in Albany since 1989.



     JANE ANNE D. SULLIVAN. Jane Anne Sullivan is a resident of Albany and a graduate of Valdosta State College. Ms. Sullivan has been a co-owner of Buildings Exchange, a real estate holding company located in Blakely, Georgia, since 1981.


     JOHN P. VENTULETT, JR. Jay Ventulett is a native of Albany and a graduate of Georgia State University. He has served as Vice President and Executive Insurance Agent of Howard, Ventulett & Bishop Insurers, Inc. since 1979.

     LAWRENCE B. WILLSON. Larry Willson is a resident of Albany. He has served as a Vice President and Farm Manager for Sunnyland Farms, Inc., in Albany since 1978. Mr. Willson is a graduate of Trinity College in Hartford, Connecticut and received a Masters of Business Administration from Georgia State University.


     JAMES D. WOODS. Jim Woods is a resident of Albany. He has been a partner in the Drs. Adams and Woods, MD P.C. Medical Practice in Albany since 1976. Dr. Woods received his Doctor of Medicine Degree form Meharry Medical College. He received his Certificate of Internship from Naval Hospital in Great Lakes, Illinois and received his Certificate of Residency from Naval Hospital in Oakland, California. Additionally, Dr. Woods received a Bachelor of Arts degree in Biology from Lincoln University.



     DAVID C. GUILLEBEAU. David Guillebeau will be the Chief Lending Officer of Albany Bank. Mr. Guillebeau is a native of Albany and is a graduate of the University of Georgia. Mr. Guillebeau comes to Albany Bank with 13 years of banking experience. From 1986 until September 1998, Mr. Guillebeau has held various positions with Security Bank located in Albany. Ultimately, Mr. Guillebeau held the position of Vice President and was responsible for a loan portfolio of approximately $28 million, consisting of consumer and commercial loans. For over ten years, Mr. Guillebeau served as the branch manager of the bank and was responsible for approximately 20 employees and the audit and sales function of the bank, which was approximately a $200 million institution.

     Mr. Guillebeau is also actively involved in the community. He has served as both an Elder and Deacon of Covenant Presbyterian Church and has served on the Finance and Grounds Committee for a number of years. Mr. Guillebeau has also served as the Chairman of the Board of the American Cancer Society for two years as well as the Crusade Chairman, President and Vice President. Currently, Mr. Guillebeau serves on the Trade and Tourism committee of the Albany Chamber of Commerce as well as on the board for the Albany Symphony Association. Additionally, Mr. Guillebeau has served as President and as a member of the board of the Bank of America's Institute of Southwest Georgia.

COMMITTEES OF THE BOARDS OF DIRECTORS


     Community Capital's Board of Directors has established the committees described below. The members of each committee will be the same for Albany Bank as they are for Community Capital.



     COMPENSATION COMMITTEE. The Compensation Committee establishes compensation levels for officers of Community Capital and Albany Bank, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs, including the 1998 Stock Incentive Plan as described below. The Compensation Committee is chaired by Van Cise Knowles and also includes Charles M. Jones, III, Robert E. Lee and Jane Anne D. Sullivan.



     EXECUTIVE COMMITTEE. The Executive Committee has authority to exercise the powers of the Board of Directors in managing the affairs and assets of Community Capital and Albany Bank between Board meetings, except for the powers exclusively reserved to the Board of Directors of Community Capital or Albany Bank. The Executive Committee is also responsible for making recommendations to the Board of Directors regarding matters relating to the management and expansion of Albany Bank. The Executive Committee is chaired by Charles M. Jones, III and also includes Robert E. Lee, Corinne C. Martin, Lawrence B. Willson and James D. Woods.



     AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee recommends to the Board of Directors the independent public accountants to be selected to audit Community Capital's and Albany Bank's annual financial statements and approves any special assignments given to the independent public accountants. The Audit and Compliance Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of Community Capital's and Albany Bank's internal accounting staff. Additionally, the Audit and Compliance Committee provides oversight to Community Capital's and Albany Bank's compliance with regulatory rules and regulations, including the Community Reinvestment Act. The Audit and Compliance Committee is chaired by William F. McAfee and also includes Glenn A. Dowling and
C. Richard Langley.



     LOAN COMMITTEE. The Loan Committee reviews any loan request made by a potential borrower over a certain credit threshold for compliance with Albany Bank's lending policies and federal and state rules and regulations governing extensions of credit and decides whether to extend credit to the potential borrower. The Loan Committee is chaired by Robert E. Lee and also includes Mary Helen Dykes, Charles M. Jones, III, William F. McAfee, John P. Ventulett, Jr. and James D. Woods.



     ASSET AND LIABILITY MANAGEMENT COMMITTEE. The Asset and Liability Management Committee provides guidance to Community Capital and Albany Bank in balancing the yields and maturities in Albany Bank's loans and investments to its deposits. The Asset and Liability Management Committee is chaired by Corinne
C. Martin and also includes Bennett D. Cotten, Jr., Robert E. Lee, Robert M. Beauchamp, Mark M. Shoemaker and John P. Ventulett, Jr.

                             EXECUTIVE COMPENSATION

1998 COMPENSATION


     The following table shows information for 1998 with regard to compensation for services rendered in all capacities to Community Capital by its Chief Executive Officer and by its President. No other executive officer earned more than $100,000 in salary and bonus in 1998.


                           SUMMARY COMPENSATION TABLE


                                                         ANNUAL COMPENSATION
                                              -----------------------------------------
NAME AND                                                                 OTHER ANNUAL
PRINCIPAL POSITION                     YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)
------------------                     ----   ----------   ---------   ----------------
Charles M. Jones, III................  1998        -0-        -0-            -0-
Chairman and Chief Executive Officer
Robert E. Lee........................  1998     45,832        -0-            -0-
President


EMPLOYMENT AGREEMENTS


     Effective August 1, 1998 and October 1, 1998, respectively, Community Capital and Albany Bank entered into an employment agreement with each of Robert
E. Lee and David C. Guillebeau (each an "Employee") regarding Mr. Lee's employment as President of Community Capital and Albany Bank and Chief Executive Officer of Albany Bank, and Mr. Guillebeau's employment as Executive Vice President of Community Capital and Albany Bank and Senior Loan Officer of Albany Bank. Under the terms of the agreements, Mr. Lee will receive a salary of $110,000 per year and Mr. Guillebeau will receive a salary of $80,000 per year. Each agreement provides that at the end of each year of operation, the Employee will be entitled to receive a cash bonus, to be awarded by the Compensation Committee based on Albany Bank's earnings. Additionally, the agreements provide that Community Capital will grant Mr. Lee an incentive stock option to purchase a number of shares of common stock equal to 5% of the shares of common stock sold in this offering and that Community Capital will grant Mr. Guillebeau an incentive stock option to purchase a number of shares of common stock equal to 2% of the shares of common stock sold in this offering. The options will become exercisable in equal annual increments of 20% beginning on the one-year anniversary of the date of this prospectus. The options will have an exercise price of $10.00 per share. Community Capital will also provide an automobile to Mr. Lee.



     The initial term of Mr. Lee's employment commenced on August 1, 1998 and will continue for a period of five years. The initial term of Mr. Guillebeau's employment commenced on October 1, 1998 and will continue for a period of three years. At the end of the initial term of each agreement and at the end of each succeeding 12-month period, each agreement will be extended for a successive 12-month period unless either of the parties to each of the agreements notifies the other party to the agreement of his or its intent not to extend the agreement. If (1) an Employee dies or (2) Community Capital or Albany Bank abandons its organizational efforts or certain other terms and conditions are not met by December 31, 1999, neither Community Capital nor Albany Bank will have any further obligations under the applicable agreement. Employment may be terminated

(1) by Albany Bank or Community Capital if it elects to terminate employment for cause, (as defined in each agreement; (2) by the Employee if Albany Bank or Community Capital breaches any material provision of the agreement or if the Employee's powers, responsibilities or duties are materially diminished; or (3) upon the Employee's death or disability. If Community Capital or Albany Bank terminates employment without cause or the Employee terminates employment with cause, Community Capital or Albany Bank will be required to pay the compensation and provide the health and dental insurance coverage due under the agreement for a period equal to the greater of 12 months from the date of termination or the remaining term of the agreement. If Community Capital or Albany Bank terminates employment with cause, or the Employee terminates employment without cause or in connection with a change in control as defined in the each agreement, the Employee will be prohibited from competing with Community Capital or Albany Bank or soliciting its customers or employees within the geographic area set forth in the agreement for a period of 12 months from the date of termination. If employment is terminated by the Employee within six months following a change of control, Community Capital will have to pay the Employee in cash a premium over the sum of the Employee's annual base salary and the Employee's annual incentive compensation.


DIRECTOR COMPENSATION


     The directors of the Community Capital and Albany Bank will not be compensated separately for their services as directors until net profits of the Community Capital and Albany Bank exceed their net losses since inception on a cumulative basis. Thereafter, Community Capital and Albany Bank will adopt compensatory policies for their directors that conform to applicable law.


ORGANIZERS' WARRANTS


     The organizers intend to purchase a total of 275,000 shares of common stock in the offering at a price of $10.00 per share. This represents 27.5% of the shares that will be outstanding after the offering, or 23.9% if the underwriter's over-allotment option is exercised in full. The organizers have guaranteed a line of credit from The Bankers Bank for an amount up to $750,000 and made cash advances to Community Capital for organizing expenses of Community Capital and Albany Bank.



     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Community Capital and Albany Bank, Community Capital will issue to the organizers warrants to purchase additional shares of common stock. Community Capital will issue to each organizer a warrant to purchase one share of common stock for each share the organizer purchases in the offering, up to a limit of 15,000 shares per warrant for any one organizer. The organizers may purchase up to 225,000 shares through the exercise of these warrants. The warrants will become exercisable in 20% annual increments beginning on the one-year anniversary of the date of this prospectus so long as the holder remains on Community Capital's Board of Directors. Exercisable warrants will remain exercisable for the ten-year period following the date of this prospectus or for 90 days after a warrant holder ceases to be a director, whichever is shorter. Each warrant will be exercisable at a price of $10.00 per share subject to adjustment for stock splits, recapitalizations or other similar events.

STOCK INCENTIVE PLAN


     GENERAL. Community Capital's 1998 Stock Incentive Plan provides Community Capital with the flexibility to grant the stock incentives described in this section of the prospectus to key employees, officers and directors of Community Capital or Albany Bank for the purpose of giving them a proprietary interest in, and to encourage them to remain in the employ of, Community Capital or Albany Bank. The Board of Directors has reserved 90,000 shares of common stock, an amount equal to 9.0% of the shares of common stock sold in the offering, for issuance under the plan. The number of shares reserved for issuance may change in the event of a stock split, recapitalization or similar event as described in the plan.



     ADMINISTRATION. Community Capital's Compensation Committee, which is comprised of at least two directors appointed by its Board of Directors, will administer the plan. The Board of Directors will consider the standards contained in both Section 162(m) of the Internal Revenue Code of 1986, as currently in effect and Rule 16(b)(3) under the Securities Exchange Act of 1934, as currently in effect, when appointing members to the committee. The committee or, as the case may be, the Board of Directors, will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.



     The plan permits the Compensation Committee to make awards of shares of common stock, awards of stock options and similar securities related to the value of the common stock and certain cash awards to eligible persons. The committee may grant these awards on an individual basis or design a program providing for awards to a group of eligible persons. The plan permits the committee to make awards of a variety of stock-based incentives, including stock awards, stock options and other incentive compensation based on the fair market value of the common stock. These incentives are described more fully below.



     The Compensation Committee determines, within the limits of the plan, the number of shares of common stock subject to a stock incentive and to whom any stock incentive is granted and the exercise or settlement price and forfeiture or termination provisions of each stock incentive. A holder of a stock incentive generally may not transfer the stock incentive during his or her lifetime.



     OPTIONS. The plan provides for incentive stock options and non-qualified stock options. The Compensation Committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by a stock incentive agreement describing the material terms of the option.



     The Compensation Committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of Community Capital's outstanding common stock. When the incentive stock option is exercised, Community Capital will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may be equal to, less than or more than the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash, by the delivery of previously owned shares of common stock, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.



     The Compensation Committee will also determine the term of an option. The term of an incentive stock option may not exceed ten years from the date of grant, but any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in a stock incentive agreement, if a participant's employment terminates, an incentive stock option will terminate and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year will be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering more than $100,000 worth of common stock first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.



     STOCK APPRECIATION RIGHTS. The Compensation Committee may grant stock appreciation rights separately or in connection with another stock incentive, and the committee may provide that the holder may exercise them at any time or that they will be paid at a certain time or times or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of common stock or in cash, according to terms established by the committee with respect to any particular award.



     STOCK AWARDS. The Compensation Committee may grant shares of common stock to a participant either with or without restrictions or conditions.



     OTHER STOCK INCENTIVES. The Compensation Committee may award (1) the right to receive in the future an amount in cash, which is equal to the full or partial fair market value of a specified number of shares of common stock as of a specified date, (2) rights to receive shares of common stock when the recipient, Community Capital or Albany Bank achieves certain performance standards, (3) rights to receive shares of common stock instead of cash dividends and (4) similar rights. The committee determines the numbers or units to be granted, any applicable conditions or restrictions and whether the incentive will be paid in the form of cash or common stock.



     CASH AWARDS. The Compensation Committee may make cash awards designed to cover tax obligations of employees that result from the receipt or exercise of a stock incentive.



     TERMINATION OF STOCK INCENTIVES. The terms of particular stock incentives may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Community Capital or Albany Bank, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of Community Capital. Stock incentives may grant exercise, conversion or settlement rights to a holder's estate or personal representative if the holder dies or becomes disabled. The committee may, within the terms of the plan and the applicable stock incentive agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.



     CERTAIN REORGANIZATIONS. The plan provides for appropriate adjustment, as determined by the Compensation Committee, in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of certain corporate reorganizations, the committee may, within the terms of the plan and the applicable stock incentive agreement, substitute, cancel, accelerate, cancel for cash or otherwise adjust the terms of a stock incentive.



     AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors has the authority to amend or terminate the plan. The Board of Directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. The Board's action may not adversely affect the rights of a holder of a stock incentive without the holder's consent.



     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.



     INCENTIVE STOCK OPTIONS. A participant who exercises an incentive stock option will not be taxed when he or she exercises the option or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, the gain will be a capital gain and Community Capital will not get a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.



     NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Community Capital will then be entitled to a corresponding deduction.



     Depending upon the time period for which shares of common stock are held after exercise of an option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.



     Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to Community Capital and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as currently in effect.



     OTHER STOCK INCENTIVES. A participant will not recognize income upon the grant of (1) a stock appreciation right, (2) the right to receive in the future an amount in cash, which is equal to the full or partial fair market value of a specified number of shares of common stock as of specified date, (3) the right to receive shares of common stock when the recipient, Community Capital or Albany Bank achieves certain performance standards, (4) the right to receive shares of common stock instead of cash dividends or (5) a similar right. Generally, when a participant receives payment under one of these types of stock incentives, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the common stock received, and Community Capital will then be entitled to a corresponding deduction.



     A participant will not be taxed upon the grant of a stock award if the award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code of 1986, as currently in effect. However, when the shares of common stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and Community Capital will then be entitled to a corresponding deduction. However, if a participant so elects when he or she receives a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and Community Capital also will be entitled to a corresponding deduction at that time.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Community Capital and Albany Bank may have banking and other business transactions in the ordinary course of business with directors and officers of Community Capital and Albany Bank, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between Community Capital or Albany Bank and any of their directors or officers occur, the transaction:
(1) will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Community Capital and Albany Bank, (2) will be on terms no less favorable than could be obtained from an unrelated third party, and (3) will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

               DESCRIPTION OF CAPITAL STOCK OF COMMUNITY CAPITAL


COMMON STOCK


     Community Capital's Articles of Incorporation authorize Community Capital to issue up to 10,000,000 shares of common stock, par value $1.00 per share, of which 1,000,000 shares will be issued pursuant to this offering. As of the date of this prospectus, 90,000 shares of common stock, or an amount equal to 9.0% of the shares of common stock sold in the offering, were reserved for issuance upon the exercise of stock options to be issued under the 1998 Stock Incentive Plan and 225,000 shares of common stock were reserved for issuance upon the exercise of the warrants to be issued to the organizers.



     All shares of common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by the Board of Directors. Upon Community Capital's voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of Community Capital's assets that are available for distribution to the shareholders. We do not anticipate that Community Capital will pay any cash dividends on the common stock in the near future. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire authorized but unissued capital stock of Community Capital whenever it issues new shares of capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.


PREFERRED STOCK


     Community Capital's Articles of Incorporation also authorize its Board of Directors to issue up to 2,000,000 shares of preferred stock, par value not stated. The Board of Directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and determination by the Board of Directors. Community Capital has not issued any preferred stock and will not issue preferred stock to the organizers except on the same terms as it is offered to all other existing shareholders or to new shareholders. Although Community Capital has no present plans to issue any preferred stock, the ownership and control of Community Capital by the holders of the common stock would be diluted if Community Capital were to issue preferred stock that had voting rights.


         CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS


     GENERAL. Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and Community Capital's Articles of Incorporation and Bylaws. Community Capital's Articles of Incorporation and Bylaws contain certain protective provisions that would have the effect of impeding an attempt to change or remove Community Capital's management or to gain control of Community Capital in a transaction not supported by its Board of Directors. These provisions are discussed in more detail below. In general, one purpose of these provisions is to assist Community Capital's Board of Directors in playing a role in connection with attempts to acquire control of

Community Capital. They allow the Board of Directors to further and protect Community Capital's interests and those of its shareholders as appropriate under the circumstances, including if the Board of Directors determines that a sale of control is in the best interests of Community Capital and its shareholders, by enhancing the Board's ability to maximize the value to be received by the shareholders upon a sale.



     Although Community Capital's management believes the protective provisions are beneficial to Community Capital's shareholders, they also may tend to discourage some takeover bids. As a result, Community Capital's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Community Capital may be able to avoid those expenditures of time and money.



     The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of the common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of the common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of Community Capital by replacing its Board of Directors and management. Furthermore, the provisions could make it more difficult for Community Capital's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believes that replacing them would be in Community Capital's best interests. As a result, the protective provisions could tend to keep the incumbent Board of Directors and management in place.



     Community Capital's Articles of Incorporation also contain a provision that eliminates the potential personal liability of directors for monetary damages in certain circumstances. In addition, Community Capital's Bylaws contain certain provisions that provide indemnification for Community Capital's directors, employees and agents. The protective provisions and the provisions relating to elimination of liability and indemnification of directors, employees and agents are discussed more fully below.



     PREFERRED STOCK. The existence of preferred stock could impede a takeover of Community Capital without the approval of its Board of Directors. This is because the Board of Directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Community Capital through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in certain circumstances, could decrease the market price of the common stock.



     STAGGERED TERMS FOR BOARD OF DIRECTORS. Article 7 of the Articles of Incorporation provides that Community Capital's Board of Directors will be divided into three classes. Directors serve staggered terms, which means that one-third of the directors will be elected each year at Community Capital's annual meeting of shareholders. The initial term of the Class I directors expires in 1999, the initial term of the Class II directors expires in 2000 and the initial term of the Class III directors expires in 2001. Thereafter, each director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of Community Capital's shareholders to replace a majority of its directors.


     Under Georgia law, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.


     CHANGE IN NUMBER OF DIRECTORS. Article 8 of Community Capital's Articles of Incorporation provides that any change in the number of directors, as set forth in its Bylaws, would have to be made by the affirmative vote of 2/3 of the entire Board of Directors or by the affirmative vote of the holders of at least 2/3 of the outstanding shares of common stock.



     Under Georgia law, the number of directors may be increased or decreased by amendment to the Bylaws adopted by the Board of Directors at a meeting at which a quorum is present, unless the articles of incorporation provide otherwise or unless the number of directors is otherwise fixed by a majority of the shareholders. To adopt the amendment, more directors must vote for it than against it.



     REMOVAL OF DIRECTORS. Article 9 of Community Capital's Articles of Incorporation provides that one or more directors may be removed for cause during their terms only by the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote in an election of directors. Article 9 also provides that directors may be removed during their terms without cause only by the affirmative vote of the holders of 2/3 of the issued and outstanding shares of common stock entitled to vote in an election of directors.



     Under Georgia law, one or more directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares present and entitled to vote at a meeting at which a quorum is present, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.



     SUPERMAJORITY VOTING ON CERTAIN TRANSACTIONS. Under Article 13 of Community Capital's Articles of Incorporation, with certain exceptions, any merger or consolidation involving Community Capital or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of a majority of Community Capital's directors then in office and the affirmative vote of the holders of at least 2/3 of the outstanding shares of common stock. However, if Community Capital's Board of Directors has approved the particular transaction by the affirmative vote of 2/3 of the entire Board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of common stock entitled to vote on the transaction.



     EVALUATION OF AN ACQUISITION PROPOSAL. Article 14 of Community Capital's Articles of Incorporation provides the factors that the Board of Directors must consider in evaluating whether an acquisition proposal made by another party is in the best interests of Community Capital and its shareholders. The term "acquisition proposal" refers to any offer of another party (1) to make a tender offer or exchange offer for the common stock or any other equity security of Community Capital, (2) to merge or consolidate Community Capital with another corporation, or (3) to purchase or otherwise acquire all or substantially all of the properties and assets owned by Community Capital.

     Article 14 charges the Board, in evaluating an acquisition proposal, to consider all relevant factors, including (1) the expected social and economic effects of the transaction on the employees, customers and other constituents, such as suppliers of goods and services, of Community Capital and Albany Bank,
(2) the expected social and economic effects on the communities within which Community Capital and Albany Bank operate, and (3) the payment being offered by the other corporation in relation (a) to the current value of Community Capital at the time of the proposal as determined in a freely negotiated transaction and
(b) to the Board of Directors' estimate of Community Capital's future value as an independent company at the time of the proposal. The Board may also consider other relevant factors.



     This Article is included in Community Capital's Articles of Incorporation because Albany Bank is charged with providing support to and being involved with the communities it serves. As a result, the Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the payment being offered in relation to the market or book value of the common stock at the time of the proposal. Georgia law does not specifically list the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.



     While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, the Board believes it is appropriate also to consider all other relevant factors. For example, this Article directs the Board to evaluate what is being offered in relation to the current value of Community Capital at the time of the proposal as determined in a freely negotiated transaction and in relation to the Board's estimate of the future value of Community Capital as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The Board believes that frequently the payment offered in such a situation, even though it may be exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Community Capital's current value, but also its future value.



     One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the Board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In the Board's opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire Community Capital through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging Community Capital in costly litigation.



     Article 14 of the Articles of Incorporation would not make an acquisition proposal regarded by the Board as being in Community Capital's best interests more difficult to accomplish. It would, however, permit the Board to determine that an acquisition proposal was not in Community Capital's best interests, and thus to oppose it, on the basis of the various factors that the Board deems relevant. In some cases, such opposition by the Board might have the effect of maintaining incumbent management.

INDEMNIFICATION


     Community Capital's Bylaws contain certain indemnification provisions that provide that directors, officers, employees or agents of Community Capital (collectively, the "insiders") will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the Bylaws provide that Community Capital will advance to its insiders reasonable expenses of any claim or proceeding so long as the insider furnishes Community Capital with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and
(2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.



     When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that Community Capital will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to Community Capital's best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Community Capital's Board of Directors, its shareholders or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.



     Community Capital's Bylaws also provide that the indemnification rights contained in the Bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Community Capital can also provide for greater indemnification than is provided for in the Bylaws if it chooses to do so, subject to approval by its shareholders. Community Capital may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "-- Limitation of Liability" below.



     The indemnification provisions of the Bylaws specifically provide that Community Capital may purchase and maintain insurance on behalf of any director against any liability asserted against and incurred by him or her in his or her capacity as a director, whether or not Community Capital would have had the power to indemnify against such liability.



     Community Capital is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Community Capital may be sought.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Community Capital under the foregoing provisions, or otherwise, Community Capital has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by Community Capital of expenses incurred or paid by a director, officer or controlling person of Community Capital in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, Community Capital will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LIMITATION OF LIABILITY


     Article 11 of Community Capital's Articles of Incorporation, eliminates, with certain exceptions, the potential personal liability of a director for monetary damages to Community Capital and to its shareholders for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of Community Capital, (2) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit, or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 11 does not eliminate or limit the right of Community Capital or its shareholders to seek injunctive or other equitable relief not involving monetary damages.



     The Georgia Business Corporation Code allows Georgia corporations to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, and to encourage qualified individuals to serve and remain as directors, Community Capital included Article 11 in its Articles of Incorporation. While Community Capital has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. Community Capital also adopted Article 11 to enhance its ability to secure liability insurance for its directors at a reasonable cost. Community Capital intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The Board of Directors believes that
Article 11 will enable Community Capital to obtain such insurance on terms more favorable than if it were not included in the Articles of Incorporation.


AMENDMENTS


     Any amendment of Articles 7, 9, 11, 13 and 14 of Community Capital's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of common stock, unless 2/3 of the entire Board of Directors approves the amendment. If 2/3 of the Board approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of common stock would be required.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, Community Capital will have 1,000,000 shares of common stock outstanding, or 1,150,000 if the underwriter exercises its over-allotment option in full. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Community Capital must comply with the resale limitations of Rule 144 under the Securities Act of 1933, as currently in effect. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. A total of 280,000 shares owned directly or indirectly by affiliates of

Community Capital will be eligible for public sale under Rule 144, subject to the contractual and volume restrictions discussed below, beginning 180 days after the date of this prospectus.



     Purchasers of common stock in this offering or on the open market may resell those shares immediately, although affiliates of Community Capital will be subject to the volume and other limitations of Rule 144. In general, under Rule 144, as currently in effect, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Community Capital. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.



     Even though Rule 144 would otherwise permit the sale of shares held by affiliates beginning 90 days after the date of this prospectus, Community Capital and the organizers have each agreed with the underwriter that they will not sell, contract to sell, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for any shares of common stock for a period of 180 days from the date of this prospectus without the underwriter's, prior written consent except in limited circumstances.



     Community Capital intends to issue warrants to purchase up to a total of 225,000 shares of common stock, representing an amount equal to 22.5% of the common stock sold in the offering. Community Capital also intends to grant options to purchase up to a total of 90,000 shares of common stock, representing an amount equal to 9.0% of the common stock sold in the offering, under its 1998 Stock Incentive Plan. Community Capital intends to register the shares issuable upon exercise of warrants and options granted under the plan. Upon registration, these shares will be eligible for resale in the public market without restriction by persons who are not affiliates of Community Capital, and to the extent they are held by affiliates, under Rule 144 without a holding period.



     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                                  UNDERWRITING


     Subject to the terms and conditions of the underwriting agreement among Community Capital and the underwriter named below, the underwriter has agreed to purchase from Community Capital, and Community Capital has agreed to sell to the underwriter, the number of shares of common stock listed opposite the underwriter's name below.


                                                                          NUMBER OF
                                                           NUMBER OF    OVER-ALLOTMENT
UNDERWRITER                                               FIRM SHARES       SHARES
-----------                                               -----------   --------------
Interstate/Johnson Lane Corporation.....................   1,000,000       150,000


     The underwriting agreement provides that the underwriter's obligations are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment underwritten public offering. The underwriter is required to purchase and pay for the shares offered by this prospectus other than those covered by the over-allotment option described below.



     The underwriting discount that will apply to shares not purchased by Community Capital's directors and executive officers in this offering will equal 7.5% of the public offering price listed on the cover page of this prospectus, or $.75 per share. The underwriting discount that will apply to shares purchased in this offering by Community Capital's directors and executive officers will equal 3.5% of the public offering price, or $.35 per share.



     The underwriter proposes to offer the common stock directly to the public at the public offering price listed on the cover page of this prospectus and to certain securities dealers at that price less a concession not in excess of $.45 per share. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $.10 per share to certain other brokers and dealers. We expect that the shares of common stock will be ready for delivery on or about
          , 1999. After the offering, the offering price and other selling terms may change.



     The public offering price was determined by negotiations between Community Capital and the underwriter based on several factors. These factors include prevailing market conditions, the price to earnings and price to book value multiples of comparable publicly traded companies and Albany Bank's growth potential and cash flow and earnings prospects.



     Community Capital has granted the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to 150,000 additional shares of common stock to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less the 7.5% underwriting discount. The underwriter may purchase these shares only to cover over-allotments made in connection with this offering.



     The underwriter does not intend to sell shares of common stock to any account over which it exercises discretionary authority.



     Community Capital and the organizers have each agreed with the underwriter that they will not sell, contract to sell, or otherwise dispose of any shares of common stock or any securities that can be converted into or exchanged for shares of common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent, except in limited circumstances. The underwriter may on occasion be a customer of, engage in transactions with, and perform services for Community Capital or Albany Bank in the ordinary course of business.



     Community Capital has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as currently in effect, or to contribute to payments that the underwriter may be required to make in connection with these liabilities.



     In connection with this offering, the underwriter may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock, and syndicate short positions involve the underwriter's sale of a greater number of shares of common stock than it is required to purchase from Community Capital in the offering. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The underwriter may effect these transactions on the Nasdaq OTC Bulletin Board or otherwise and may discontinue them at any time.


                           SUPERVISION AND REGULATION


     The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to Community Capital.


GENERAL


     Community Capital will be a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as currently in effect. As a result, Community Capital and any future non-bank subsidiaries will be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.



     The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares; (2) it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of any bank; or
(3) it may merge or consolidate with any other bank holding company.



     The Bank Holding Company Act further provides that the Federal Reserve may not approve any transaction that would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Community Capital and any other bank holding company located in Georgia may acquire a bank located in any other state, and any bank holding company located outside of Georgia may acquire any Georgia-based bank, regardless of state law to the contrary. In each case, certain deposit-percentage, aging requirements and other restrictions will apply. National and state-chartered banks may branch across state lines by acquiring banks in other states. By adopting legislation prior to June 1, 1997, a state could elect either to "opt in" and accelerate the date after which interstate branching would be permissible or "opt out" and prohibit interstate branching altogether. The Georgia Interstate Banking Act provides that interstate acquisitions by or of institutions located in Georgia are permitted in states that also allow national interstate acquisitions. The Georgia Interstate Branching Act permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish new start-up branches throughout Georgia, which removes a barrier to competition.



     The Bank Holding Company Act generally prohibits Community Capital from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or keeping direct or indirect control of any company engaged in any activities other than those activities that the Federal Reserve determines to be closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, the Federal Reserve has determined that factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities are permissible activities of bank holding companies. The Bank Holding Company Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve may order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of any of its bank subsidiaries.



     Albany Bank's deposits will be insured by the FDIC to the maximum extent provided by law. Albany Bank will also be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations, and it will be supervised and examined by one or more state or federal bank regulatory agencies.



     The Office of the Comptroller of the Currency will regularly examine Albany Bank's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS


     Community Capital is a legal entity separate and distinct from Albany Bank. The principal sources of Community Capital's cash flow, including cash flow to pay dividends to its shareholders, are dividends that Albany Bank pays to its sole shareholder, Community Capital. Statutory and regulatory limitations apply to Albany Bank's payment of dividends to Community Capital as well as to Community Capital's payment of dividends to its shareholders.



     If, in the opinion of the Office of the Comptroller of the Currency, Albany Bank were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, Albany Bank to cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "-- Prompt Corrective Action."



     The payment of dividends by Community Capital and Albany Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.


CAPITAL ADEQUACY


     Community Capital and Albany Bank will be required to comply with the capital adequacy standards established by the Federal Reserve in the case of Community Capital and the Office of the Comptroller of the Currency in the case Albany Bank. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies -- a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.



     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.



     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital").



     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Community Capital, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.



     Albany Bank will be subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller of the Currency, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.


     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

SUPPORT OF SUBSIDIARY INSTITUTIONS


     Under Federal Reserve policy, Community Capital is expected to act as a source of financial strength for, and to commit resources to support, Albany Bank. This support may be required at times when, without this Federal Reserve policy, Community Capital might not be inclined to provide it. In addition, any capital loans by a bank holding company to Albany Bank will be repaid only after its deposits and certain other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.


PROMPT CORRECTIVE ACTION


     The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.



     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may test an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.


FDIC INSURANCE ASSESSMENTS


     The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. The FDIC then determines an institution's insurance assessment rate based on the institution's capital category and supervisory category. Under the risk-based assessment system, there are nine combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.



     In addition, effective January 1, 1997, the FDIC imposed assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. The FDIC will assess banks at a rate of 1.3 cents per $100 deposits until December 31, 1999. Thereafter, it will add approximately
2.4 cents per $100 of deposits to each assessment.



     The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


PROPOSED LEGISLATION AND REGULATORY ACTION


     New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot be predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

                                 LEGAL MATTERS


     Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Community Capital. Troutman Sanders LLP, Atlanta, Georgia is acting as counsel for the underwriter in connection with certain legal matters relating to the shares of common stock offered by this prospectus.


                                    EXPERTS


     Community Capital's audited financial statements at December 31, 1998, and for the period from August 19, 1998 through December 31, 1998, included in this prospectus have been included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                            REPORTS TO SHAREHOLDERS


     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Community Capital will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the common stock is held of record by less than 300 persons.



     At any time that Community Capital is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance. Community Capital's fiscal year ends on December 31. Additionally, Community Capital will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION


     Community Capital has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Community Capital and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement are available at prescribed rates from the

Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Community Capital, that file electronically with the Securities and Exchange Commission.



     Community Capital and the organizers have filed or will file various applications with the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Community Capital and information in public files and records maintained by the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances Community Capital specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report................................  F-2
Balance Sheet December 31, 1998.............................  F-3
Statement of Loss and Accumulated Deficit Period from August
  19, 1998, Date of Inception, to December 31, 1998.........  F-4
Statement of Stockholders' Deficit Period from August 19,
  1998, Date of Inception, to December 31, 1998.............  F-5
Statement of Cash Flows Period from August 19, 1998, Date of
  Inception, to December 31, 1998...........................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders


Community Capital Bancshares, Inc.


Albany, Georgia



     We have audited the accompanying balance sheet of Community Capital Bancshares, Inc., a development stage company, as of December 31, 1998, and the related statements of loss and accumulated deficit, stockholders' deficit and cash flows for the period from August 19, 1998, date of inception, to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period from August 19, 1998, date of inception, to December 31, 1998, in conformity with generally accepted accounting principles.



                                          /s/ MAULDIN & JENKINS, LLC


Albany, Georgia


January 27, 1999

                       COMMUNITY CAPITAL BANCSHARES, INC.


                         (A DEVELOPMENT STAGE COMPANY)


                                 BALANCE SHEET
                               DECEMBER 31, 1998


ASSETS
------------------------------------------------------------
Cash in banks...............................................  $  5,220
Property (Note 2)...........................................   360,133
Deferred stock offering costs (Note 1)......................    63,102
                                                              --------
                                                              $428,455
                                                              ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
------------------------------------------------------------
LIABILITIES
Due to Organizers (Note 3)..................................  $ 80,000
Note payable to bank (Note 4)...............................   485,000
Note payable to finance company (Note 5)....................    25,801
Deferred compensation.......................................    20,833
Other liabilities...........................................    13,354
                                                              --------
     Total liabilities......................................   624,988
                                                              --------
COMMITMENTS (Notes 2 and 6)
STOCKHOLDERS' DEFICIT
Preferred stock, par value not stated; 2,000,000 shares
  authorized; no shares issued..............................        --
Common stock, $1.00 par value; 10,000,000 shares authorized;
  one share issued and outstanding..........................         1
Additional paid-in capital..................................     3,514
Deficit accumulated during the development stage............  (200,048)
                                                              --------
     Total stockholders' deficit............................  (196,533)
                                                              --------
                                                              $428,455
                                                              ========



See Notes to Financial Statements.

                       COMMUNITY CAPITAL BANCSHARES, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                   STATEMENT OF LOSS AND ACCUMULATED DEFICIT


                PERIOD FROM AUGUST 19, 1998, DATE OF INCEPTION,


                              TO DECEMBER 31, 1998



INCOME......................................................  $     --
                                                              --------
EXPENSES:
Management salaries.........................................    65,122
Organization costs..........................................   104,232
Preopening expenses.........................................    14,158
Interest....................................................     7,898
Training and seminars.......................................     5,858
Automobile..................................................     1,109
Postage and telephone.......................................     1,671
                                                              --------
                                                               200,048
                                                              --------
NET LOSS FOR THE PERIOD AND ACCUMULATED DEFICIT.............  $200,048
                                                              ========



See Notes to Financial Statements.

                       COMMUNITY CAPITAL BANCSHARES, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                       STATEMENT OF STOCKHOLDERS' DEFICIT


                PERIOD FROM AUGUST 19, 1998, DATE OF INCEPTION,


                              TO DECEMBER 31, 1998



                                                                    DEFICIT
                                                                  ACCUMULATED
                                  COMMON STOCK       ADDITIONAL   DURING THE        TOTAL
                              --------------------    PAID-IN     DEVELOPMENT   STOCKHOLDERS'
                               SHARES    PAR VALUE    CAPITAL        STAGE         DEFICIT
                              --------   ---------   ----------   -----------   -------------
Issue of common stock.......         1   $      1     $     --     $      --      $       1
Imputed interest on advances
  from Organizers credited
  to capital surplus........        --         --        3,514            --          3,514
Net loss for the period
  August 19, 1998, date of
  inception, to December 31,
  1998......................        --         --           --      (200,048)      (200,048)
                              --------   --------     --------     ---------      ---------
Balance, December 31,
  1998......................         1   $      1     $  3,514     $(200,048)     $(196,533)
                              ========   ========     ========     =========      =========



See Notes to Financial Statements.

                       COMMUNITY CAPITAL BANCSHARES, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                            STATEMENT OF CASH FLOWS


                PERIOD FROM AUGUST 19, 1998, DATE OF INCEPTION,


                              TO DECEMBER 31, 1998

--------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(200,048)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Imputed interest on advances from Organizers..............      3,514
  Deferred compensation.....................................     20,833
  Increase in accrued liabilities...........................     13,354
                                                              ---------
     Net cash used in operating activities..................   (162,347)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property........................................   (331,199)
                                                              ---------
     Net cash used in investing activities..................   (331,199)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from advances by Organizers........................     80,000
Proceeds from advances under line of credit.................    485,000
Payment on installment loan.................................     (3,133)
Proceeds from issuance of common stock......................          1
Stock offering costs........................................    (63,102)
                                                              ---------
     Net cash provided by financing activities..............    498,766
                                                              ---------
     Net increase in cash...................................      5,220
Cash at beginning of period.................................         --
                                                              ---------
Cash at end of period.......................................  $   5,220
                                                              =========
NONCASH TRANSACTION:
Note to finance company incurred for purchase of
  automobile................................................  $  28,934
                                                              =========



See Notes to Financial Statements.

                       COMMUNITY CAPITAL BANCSHARES, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                         NOTES TO FINANCIAL STATEMENTS



NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



ORGANIZATION



     Community Capital Bancshares, Inc. (the "Company") was organized on August 19,1998, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the issued and outstanding capital stock of Albany Bank & Trust N.A. (the "Bank"), an association to be organized under the laws of the United States, which will conduct a general banking business in Albany, Georgia. The Organizers have filed an application with the Office of the Comptroller of the Currency (the "OCC") to charter the proposed bank. The Company has filed an application to become a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "DBF"). Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the Federal Reserve and the DBF.



     Activities since inception have consisted of the Organizers of the Company and the Bank engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.



SIGNIFICANT ACCOUNTING POLICIES



Basis of Presentation



     The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.



Stock Offering Costs



     Stock offering costs incurred through December 31, 1998 represent fees paid to attorneys. Additional stock offering costs are expected to be incurred. Such costs will be charged to additional paid-in capital upon completion of the stock offering.



Income Taxes



     The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.



Fiscal Year



     The Company will adopt a calendar year for both financial reporting and tax reporting purposes.

                       COMMUNITY CAPITAL BANCSHARES, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 2.  PROPERTY



     The Company purchased a proposed site for the location of the Bank for $317,734. It is anticipated that the cost of construction of the building will be approximately $1,300,000 and that the total cost for the purchase of the site, construction of the building, purchase of furniture, fixtures and equipment will be approximately $1,865,000. At December 31, 1998, property includes:



Land site for proposed bank building........................  $317,734
Other land costs............................................     3,765
Temporary building..........................................     5,000
Automobile..................................................    28,934
Software....................................................     4,700
                                                              --------
                                                              $360,133
                                                              ========



NOTE 3.  DUE TO ORGANIZERS



     The Organizers have advanced $80,000 to the Company to pay for organizational expenses and other expenditures. The advances are noninterest bearing. In the event that the requisite approvals are obtained and the proposed stock offering is successfully completed, a portion of the proceeds of the offering will be used to repay the Organizers' advances, without interest, to the extent such repayment is allowed by the OCC and other regulatory authorities. To the extent that repayment is not allowed by regulatory authorities, such advances, if any, will be considered as contributed capital.



     Interest on advances from Organizers has been imputed at the prime rate (currently 7.75%), at which rate the Bank has received financing from a financial institution under a line of credit. (See Note 4).



NOTE 4.  NOTE PAYABLE TO BANK



     The Company has obtained a revolving line of credit from The Bankers Bank for $750,000 with interest payable at the prime rate. The note is due on October 6, 1999 in one payment of the outstanding principal balance plus all unpaid accrued interest. The Company will pay regular quarterly interest payments of unpaid accrued interest beginning January 15, 1999, with all subsequent interest payments due on the same day of each quarter thereafter. The line of credit is guaranteed by the organizers of the Company. The effective prime rate of interest was 7.75% at December 31, 1998. As of December 31, 1998, the principal balance under this line of credit amounted to $485,000.



NOTE 5.  NOTE PAYABLE TO FINANCE COMPANY



     The Company has obtained financing from a finance company for the purchase of an automobile with a total cost of $28,934. Finance charges of $855 have been included in the note at an annual rate of 1.917%. The loan is payable in 36 monthly payments of $827 each.

                       COMMUNITY CAPITAL BANCSHARES, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 6.  EMPLOYMENT AGREEMENTS



     Effective August 1, 1998 and October 1, 1998, the Company and the Bank entered into separate agreements with Robert E. Lee and David C. Guillebeau, respectively, for the employment of Mr. Lee as President of the Company and President and Chief Executive Officer of the Bank and for the employment of Mr. Guillebeau as Executive Vice President of the Company and Executive Vice President and Senior Loan Officer of the Bank. Under the terms of the employment agreements, Mr. Lee will receive a salary of $110,000 per year and Mr. Guillebeau will receive a salary of $80,000 per year. Each employee agreement provides that at the end of each year of operation, the employee will be entitled to receive a cash bonus, to be awarded by the Compensation Committee based on earnings of the Bank. Additionally, the employment agreements provide that the Company will grant Mr. Lee an incentive stock option to purchase a number of shares of common stock equal to 5% of the shares of common stock sold in the Company's Offering and that the Company will grant Mr. Guillebeau an incentive stock option to purchase a number of shares of common stock equal to 2% of the shares of common stock sold in the Offering. The options will vest ratable over five years at 20% per year with the first increment vesting on the one-year anniversary of the date of the Prospectus accompanying the Company's Offering. The options will have an exercise price of $10 per share. The Company will also provide an automobile to Mr. Lee.



     The initial term of Mr. Lee's employment commenced on August 1, l998 and will continue for a period of five years. The initial term of Mr. Guillebeau's employment commenced on October 1, 1998 and will continue for a period of three years. At the end of the initial term of each employment agreement and at the end of each succeeding twelve-month period, each employment agreement will be extended for a successive twelve-month period unless either of the parties to each of the employment agreements gives notice to the other party to the employment agreement of its intent not to extend the employment agreement. In the event the employee dies or the Company or the Bank abandons its organizational efforts or certain terms and conditions are not met by December 31, 1999, neither the Company nor the Bank shall have any further obligations under the employment agreements. Employment may be terminated (1) at the election of the Bank and the Company for cause; (2) at the election of the employee if the Bank or the Company breach any material provision of the employment agreement or if there is a material diminution in the employee's powers, responsibilities or duties; or (3) upon the employee's death or disability. If employment is terminated by the Company without cause or terminated by the employee with cause, the Company will be obligated to pay specified termination benefits to the employee.



NOTE 7. YEAR 2000 ISSUES



     The Company and the Bank will rely heavily upon computers for the conduct of their business and for their information processing systems. Industry experts have expressed concern that there may be widespread computer malfunctions on January 1, 2000 if computers are unable to read the new year. The Company and the Bank will generally rely on software and hardware developed by independent third parties to provide the

                       COMMUNITY CAPITAL BANCSHARES, INC.


                         (A DEVELOPMENT STAGE COMPANY)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



information systems used by them. The Company is currently negotiating with vendors and intends to seek assurances from any selected third party hardware or software systems providers that any products provided by them will be Year 2000 compliant.



     The Company believes that any information systems purchased including hardware and software products will be adequately programmed to address the Year 2000 issue. Based on information currently available, management believes that it will not incur significant costs in connection with the Year 2000 issue. Nevertheless, some of the hardware and software products that either the Company or the Bank acquires may not be Year 2000 compliant, and one cannot predict with certainty the costs the Company or the Bank will incur to respond to any Year 2000 issue.



NOTE 8.  COMMON STOCK OFFERING



     The Company has filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale up to 1,150,000 shares of the Company's $1.00 par value common stock at a price of $10.00 per share. The Organizers intend to purchase an aggregate of 280,000 shares of common stock in the Offering at a price of $10.00 per share.



     In recognition of the efforts made and financial risks undertaken by the Organizers in organizing the Company and the Bank, the Organizers will be issued a warrant to purchase one share of common stock for each share the Organizer purchases in the Offering, up to a limit of 15,000 shares per warrant for any one Organizer. The Organizers may purchase up to 225,000 shares through the exercise of these warrants. The issuance of these warrants is subject to regulatory approval. The warrants will vest in 20% annual increments beginning on the one-year anniversary of the date of the Prospectus accompanying the Offering. Vested warrants will be exercisable for the ten-year period following the date of the Prospectus or for 90 days after a warrant holder ceases to be a director, whichever is shorter. Each warrant will be exercisable at a price of $10.00 per share subject to adjustment for stock splits, recapitalization, or other similar events.



NOTE 9.  SUBSEQUENT EVENT



     On January 6, 1999, the Company entered into a lease agreement for the lease of a modular bank unit for a lease price of $3,650 a month for twelve months. The aggregate lease price amounts to $43,800 to be paid in two payments of $21,900. At the expiration of the original term, the Company has the option to renew the lease on a month basis under the same terms by giving written notice of the election to the lessor not later than sixty days prior to the expiration of the original term. Under terms of the lease, the Company must pay all taxes and charges levied against the leased property and maintain insurance on the property.

------------------------------------------------------
------------------------------------------------------


  PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.


                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
  Summary.............................    3
  Risk Factors........................    7
  Cautionary Statement About Forward-
    Looking Statements................   14
  Use of Proceeds.....................   15
  Capitalization......................   17
  Dividends...........................   18
  Management's Discussion and Analysis
    of Financial Condition and Plan of
    Operations........................   19
  Proposed Business of Community
    Capital and Albany Bank...........   22
  Management..........................   37
  Executive Compensation..............   44
  Certain Relationships and Related
    Transactions......................   49
  Description of Capital Stock of
    Community Capital.................   50
  Certain Provisions of the Articles
    of Incorporation and Bylaws.......   50
  Shares Eligible for Future Sale.....   55
  Underwriting........................   57
  Supervision and Regulation..........   58
  Legal Matters.......................   63
  Experts.............................   63
  Reports to Shareholders.............   63
  Additional Information..............   63
  Index to Financial Statements.......  F-1



  UNTIL           1999 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,000,000 SHARES

                               COMMUNITY CAPITAL
                                BANCSHARES, INC.

                        A PROPOSED BANK HOLDING COMPANY

                                      FOR

                            ALBANY BANK & TRUST N.A.
                               (IN ORGANIZATION)

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                            INTERSTATE/JOHNSON LANE
                                  CORPORATION

                                          , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Consistent with the applicable provisions of the laws of Georgia, the Registrant's Bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the Board of Directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.
     In addition, Article 11 of the Registrant's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.
ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's Common Stock, $1.00 par value, are as follows:


Securities and Exchange Commission Registration Fee.........  $  3,197
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................     1,650
Blue Sky Fees and Expenses..................................    15,000
Legal Fees and Expenses.....................................   100,000
Accounting Fees and Expenses................................     6,000
Printing and Engraving Expenses.............................    49,000
Miscellaneous...............................................       153
                                                              --------
          Total.............................................  $175,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On August 19, 1998, the Registrant issued to Robert E. Lee, in a private placement, one share of the Registrant's Common Stock, $1.00 par value per share, for an aggregate price of $1.00 in connection with the organization of the Company. The sale to Mr. Lee was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
 1.1      Underwriting Agreement
 3.1      Articles of Incorporation*
 3.2      Bylaws* and Amendment No. 1 thereto to be adopted on
          February 15, 1999
 4.1      Specimen Common Stock Certificate
 4.2      See Exhibits 3.1 and 3.2 for provisions of the Articles of
          Incorporation and Bylaws defining rights of holders of the
          Common Stock*
 5.1      Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP
10.1      Purchase Agreement for main office property dated November
          20, 1998
10.2      Lease for modular facility dated January 6, 1999
10.3      Amended and Restated Employment Agreement dated August 19,
          1998, among Albany Bank & Trust, N.A. (In Organization),
          Community Capital Bancshares, Inc. and Robert E. Lee* and
          the Form of Amendment thereto
10.4      Employment Agreement, dated October 1, 1998, among Albany
          Bank & Trust, N.A. (In Organization), Community Capital
          Bancshares, Inc. and David C. Guillebeau, as amended
          November 9, 1998* and the Form of Second Amendment thereto
10.5      Form of Community Capital Bancshares, Inc. Organizers'
          Warrant Agreement
10.6      Community Capital Bancshares, Inc. 1998 Stock Incentive
          Plan* and the Form of First Amendment thereto
10.7      Form of Community Capital Bancshares, Inc. Incentive Stock
          Option Award*
21.1      List of Subsidiaries*
23.1      Consent of Mauldin & Jenkins, LLC
23.2      Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)
24.1      Power of Attorney*
27.1      Financial Data Schedule (for SEC use only)


-------------------------


     * Previously filed.


ITEM 28.  UNDERTAKINGS.

     The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes as follows:

     (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     The Registrant hereby undertakes as follows:

     (b)(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

        (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the city of Albany, State of Georgia, on February 2, 1999.

                                     COMMUNITY CAPITAL BANCSHARES, INC.

                                     By:          /s/ ROBERT E. LEE
                                        ----------------------------------------
                                                     Robert E. Lee
                                                       President

                               POWER OF ATTORNEY


     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                SIGNATURE                             TITLE                   DATE
                ---------                             -----                   ----

                      *                     Chairman and                 February 2, 1999
------------------------------------------    Chief Executive Officer
          Charles M. Jones, III

                    *                       Director                     February 2, 1999
------------------------------------------
             Van Cise Knowles

            /s/ ROBERT E. LEE               President and Director       February 2, 1999
------------------------------------------    (principal executive,
              Robert E. Lee                   financial and accounting
                                              officer)

                    *                       Director                     February 2, 1999
------------------------------------------
            Corinne C. Martin

                    *                       Director                     February 2, 1999
------------------------------------------
            William F. McAfee

                    *                       Director                     February 2, 1999
------------------------------------------
            C. Richard Langley

                    *                       Director                     February 2, 1999
------------------------------------------
          Bennett D. Cotten, Jr.

                    *                       Director                     February 2, 1999
------------------------------------------
          Jane Anne D. Sullivan

                SIGNATURE                             TITLE                   DATE
                ---------                             -----                   ----

                      *                     Director                     February 2, 1999
------------------------------------------
          John P. Ventulett, Jr.

                    *                       Director                     February 2, 1999
------------------------------------------
              James D. Woods

                    *                       Director                     February 2, 1999
------------------------------------------
           Robert M. Beauchamp

                    *                       Director                     February 2, 1999
------------------------------------------
             Glenn A. Dowling

                    *                       Secretary and Director       February 2, 1999
------------------------------------------
             Mary Helen Dykes

                    *                       Director                     February 2, 1999
------------------------------------------
            Mark M. Shoemaker

                     *                      Director                     February 2, 1999
------------------------------------------
           Lawrence B. Willson

          *By: /s/ ROBERT E. LEE
   ------------------------------------
              Robert E. Lee
             Attorney-In-Fact

                               INDEX TO EXHIBITS



 1.1    Underwriting Agreement
 3.1    Articles of Incorporation*
 3.2 Bylaws* and Amendment No. 1 thereto to be adopted on February 15, 1999
 4.1    Specimen Common Stock Certificate
 4.2 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock*
 5.1    Legal Opinion of Powell Goldstein Frazer & Murphy LLP
10.1    Purchase Agreement for main office property dated November
        20, 1998
10.2    Lease for modular facility dated January 6, 1999
10.3    Amended and Restated Employment Agreement, dated August 19,
        1998, among Albany Bank & Trust, N.A. (In Organization),
        Community Capital Bancshares, Inc. and Robert E. Lee* and the Form of Amendment thereto
10.4    Employment Agreement, dated October 1, 1998, among Albany
        Bank & Trust, N.A. (In Organization), Community Capital
        Bancshares, Inc. and David C. Guillebeau, as amended
        November 9, 1998* and the Form of Second Amendment thereto
10.5    Form of Community Capital Bancshares, Inc. Organizers'
        Warrant Agreement
10.6    Community Capital Bancshares, Inc. 1998 Stock Incentive
        Plan* and the Form of First Amendment thereto
10.7    Form of Community Capital Bancshares, Inc. Incentive Stock
        Option Award*
21.1    List of Subsidiaries*
23.1    Consent of Mauldin & Jenkins, LLC
23.2 Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)
24.1    Power of Attorney*
27.1    Financial Data Schedule (for SEC use only)


-------------------------


     * Previously filed.